EXHIBIT 99.1

PART I

Item 1.    Business

Note: The information contained in this Item has been updated for the changes made to our segments during the first quarter of 2020 as discussed in the recast audited consolidated financial statements and notes thereto included elsewhere in this Current Report on Form 8-K which updates our Annual Report on Form 10-K for the year ended December 31, 2019 (the “2019 Form 10-K”). Only those portions of Item 1, Business, set forth in the 2019 Form 10-K under the sections titled “Overview,” “Strayer University Segment,” “Capella University Segment,” and “Non-Degree Programs” have been updated, as set forth below, and the section titled “Non-Degree Programs Segment” is no longer applicable and should be disregarded. This Item has not been updated for any other changes since the filing of the 2019 Form 10-K. For developments subsequent to the filing of the 2019 Form 10-K, refer to our subsequently filed Current Reports on Form 8-K and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020 and June 30, 2020.

Overview

Strategic Education, Inc., a Maryland corporation formerly known as Strayer Education, Inc., is an education services company that seeks to provide the most direct path between learning and employment through campus-based and online post-secondary education offerings, as well as through programs to develop job-ready skills for high-demand markets. The Company conducts its operations primarily through its wholly-owned subsidiaries, Strayer University and Capella University, both accredited post-secondary institutions of higher education. The Company’s operations also include certain non-degree programs, mainly focused on software and application development.

The Company generated net revenue of $997 million in 2019. For more information regarding our revenues, profits, and financial condition, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements included in this Annual Report on Form 10-K.

Acquisition of Capella Education Company

On August 1, 2018, we completed our merger with Capella Education Company (“CEC”) pursuant to a merger agreement dated October 29, 2017. The merger solidifies our position as a national leader in education innovation, and provides scale that will enable greater investment in improving student academic and career outcomes while maintaining our focus on affordability. The merger is also expected to create significant cost synergies for us.

Our segments and wholly-owned subsidiaries consisted of the following:

Strayer University Segment

Founded in 1892, Strayer University is an institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, health services administration, public administration, and criminal justice at 77 physical campuses, predominantly located in the eastern United States, and online. Strayer University also offers an executive MBA online through the Jack Welch Management Institute (“JWMI”), which was acquired in December 2011. JWMI is a Top-25 Princeton Review-ranked online MBA program. Also included within the Strayer University segment are DevMountain, a software development program offering affordable, high-quality, leading-edge software coding education at multiple campus locations and online, and Hackbright Academy, a software engineering school for women. Its primary offering is an intensive 12-week accelerated software development program, together with placement services and coaching.

Strayer University is accredited by the Middle States Commission on Higher Education (“Middle States” or “Middle States Commission”), one of the seven regional collegiate accrediting agencies recognized by the Department of Education. By offering its programs both online and in physical classrooms, Strayer University provides its working adult students with flexibility and convenience. Strayer University, with its online offerings, attracts students from around the country and throughout the world.

Capella University Segment

Capella University is an online post-secondary education company that offers a variety of bachelor’s, master’s, and doctoral degree programs primarily delivered to working adults. Capella University’s program offerings span six primary disciplines: public service leadership; nursing and health sciences; psychology; business and technology; counseling and human services; and education. Also included within the Capella University segment is Sophia Learning, an innovative company which leverages technology and high quality academic content to provide self-paced online courses recommended by the American Council on Education for college credit.

Capella University was founded in 1993 and is accredited by the Higher Learning Commission, one of the seven regional collegiate accrediting agencies recognized by the Department of Education. Capella University focuses on master’s and doctoral degrees, with 68% of its learners enrolled in a master’s or doctoral degree program. Its academic offerings are built with competency-based curricula and designed to demonstrate competencies through real-world, authentic assessments delivered in an online format that is both convenient and flexible.

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Non-Degree Programs

The Company’s non-degree programs are provided by DevMountain, Hackbright, and Sophia Learning. DevMountain and Hackbright are included within the Strayer University segment, and Sophia Learning is included within the Capella University segment. These programs provide workers and their employers with access to courses and trainings focused on software development, general education and other high demand job-ready skills over a shorter time period as compared to the degree programs.

In the fall of 2019, DevMountain was merged into Strayer University and thus now falls under its regulatory purview. DevMountain is a software development school with locations in Lehi, Utah; Dallas, Texas; and Phoenix, Arizona. DevMountain’s primary offerings are on-site, 12-week immersive programs in Web Development, iOS Development, and UX Design. The programs include instructor-led sessions, guest lectures, presentations and learning activities in the mornings, followed by afternoon labs and group projects. Throughout the program and beyond course hours, learners have access to DevMountain’s dedicated student success and employer relations teams as well as instructors and mentors. DevMountain does not participate in Title IV programs.

Hackbright is a San Francisco-based software engineering school for women with a mission to close the gender gap in the high-demand software engineering space. Hackbright’s core offering is an on-site, 12-week immersive software development program known as the “Fellowship Program.” Learners spend the first half of the program primarily in lecture-based learning combined with labwork, in which learners collaborate in pairs to build their programming knowledge. In the second half of the program, lectures continue, while the labwork gives way to more advanced project-based work, and the program concludes with an intense focus on career planning. Throughout the program, Hackbright supplements the learning experience with field trips to technology companies, exposing learners to various technologies and career possibilities, as well as a series of networking events. Hackbright provides a high level of support and guidance, including assigned mentors who provide the learner with support and technical advice, and an advisor who guides the learner through the program. Hackbright also engages employers through placement agreements, in which Hackbright earns a placement fee in exchange for providing access to, and facilitating the transition of alumnae into employment at companies seeking in-demand, qualified female software engineers. Hackbright does not participate in Title IV programs.

Sophia Learning is an innovative company which leverages technology and high quality academic content to provide self-paced online courses eligible for transfer credit into over 2,000 colleges and universities. Sophia Learning does not participate in Title IV programs.

PART II

Item 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operations

Note: The information contained in this Item has been updated for the changes made to our segments during the first quarter of 2020 as discussed in the recast audited consolidated financial statements and notes thereto included elsewhere in this Current Report on Form 8-K which updates our 2019 Form 10-K. This Item has not been updated for any other changes since the filing of the 2019

Form 10-K. For developments subsequent to the filing of the 2019 Form 10-K, refer to our subsequently filed Current Reports on Form 8-K and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020 and June 30, 2020.

You should read the following discussion in conjunction with “Selected Financial Data,” our consolidated financial statements and the notes thereto, the “Cautionary Notice Regarding Forward-Looking Statements,” Item 1A entitled “Risk Factors,” and the other information appearing elsewhere, or incorporated by reference, in this Annual Report on Form 10-K.

Background and Overview

Strategic Education, Inc. (“SEI,” “we”, “us” or “our”) is an education services company that seeks to provide the most direct path between learning and employment through campus-based and online post-secondary education offerings and through programs to develop job-ready skills for high-demand markets. We operate primarily through our wholly-owned subsidiaries Strayer University and Capella University, both accredited post-secondary institutions of higher education. Our operations also include certain non-degree programs, mainly focused on software and application development.

Acquisition of Capella Education Company

On August 1, 2018, we completed our merger with Capella Education Company (“CEC”) pursuant to a merger agreement dated October 29, 2017. The merger solidifies our position as a national leader in education innovation, and provides scale that will enable greater investment in improving student academic and career outcomes while maintaining our focus on affordability. The merger is also expected to create significant cost synergies for us.

Pursuant to the merger, we issued 0.875 shares of our common stock for each issued and outstanding share of CEC common stock. Outstanding equity awards held by CEC employees and certain nonemployee directors of CEC were assumed by us and converted into comparable SEI awards at the exchange ratio. Outstanding equity awards held by CEC nonemployee directors who did not serve as directors of SEI after completion of the merger, and awards held by former employees of CEC who left before completion of the merger were settled upon completion of the merger as specified in the merger agreement.

Our financial results for any periods ended prior to August 1, 2018 do not include the financial results of CEC, and are therefore not directly comparable. In 2017, CEC’s revenues were $440.4 million, and its income from continuing operations was $23.4 million.

During the years ended December 31, 2019 and 2018, we incurred $21.9 million and $45.7 million, respectively, in expenses related to the merger, primarily attributable to financial advisory fees, consulting costs, legal fees, personnel, and other integration costs.

SEI has the following reportable segments:

Strayer University Segment

●	Strayer University is an institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, health services administration, public administration, and criminal justice at 77 physical campuses, predominantly located in the eastern United States, and online. Strayer University is accredited by the Middle States Commission on Higher Education (hereinafter referred to as “Middle States” or “Middle States Commission”), one of the seven regional collegiate accrediting agencies recognized by the Department. By offering its programs both online and in physical classrooms, Strayer University provides its working adult students flexibility and convenience.
●	The Jack Welch Management Institute (“JWMI”) offers an executive MBA online and is a Top 25 Princeton Review ranked online MBA program.
●	DevMountain is a software development program offering affordable, high-quality, leading-edge software coding education at multiple campus locations and online.

●	Hackbright Academy is a software engineering school for women. Its primary offering is an intensive 12-week accelerated software development program, together with placement services and coaching.
●	In 2019, Strayer University’s average total enrollment increased 11.0% to 52,963 students compared to 47,733 students in 2018. New student enrollment for the period increased 6.6%.

Capella University Segment

●	Capella University is an online post-secondary education company that offers a variety of doctoral, master’s and bachelor’s degree programs, primarily for working adults, in the following primary disciplines: public service leadership, nursing and health sciences, social and behavioral sciences, business and technology, education, and undergraduate studies. Capella University focuses on master’s and doctoral degrees, with 68% of its learners enrolled in a master’s or doctoral degree program. Capella University’s academic offerings are built with competency-based curricula and are delivered in an online format that is convenient and flexible. Capella University designs its offerings to help working adult learners develop specific competencies they can apply in their workplace. Capella University is accredited by the Higher Learning Commission, one of the seven regional collegiate accrediting agencies recognized by the Department.
●	Sophia Learning is an innovative company which leverages technology and high quality academic content to provide self-paced online courses recommended by the American Council on Education for college credit.
●	In 2019, Capella University’s average total enrollment increased 2.1% to 38,834 students compared to 38,050 students in 2018. New student enrollment for the period increased 8.9%.

We believe we have the right operating strategies in place to provide the most direct path between learning and employment for our students. We focus on innovation continually to differentiate ourselves in our markets and drive growth by supporting student success, producing affordable degrees, optimizing our comprehensive marketing strategy, serving a broader set of our students’ professional needs, and establishing new growth platforms. Technology and the talent of our faculty and employees enable these strategies. We believe these strategies and enablers will allow us to continue to deliver high quality, affordable education, resulting in continued growth over the long-term. We will continue to invest in these enablers to strengthen the foundation and future of our business. We also believe our enhanced scale and capabilities allow us to continue to focus on innovative cost and revenue synergies, while improving the value provided to our students.

Recent Developments

On July 29, 2020, the Company and its wholly owned subsidiary SEI Newco Inc. (the “Purchaser”) entered into a sale and purchase agreement (the “Purchase Agreement”) with LEI AMEA INVESTMENTS B.V. (the “Seller”) and, solely as guarantor of certain of the Seller’s obligations thereunder, Laureate Education, Inc. (“Laureate”) pursuant to which, subject to the satisfaction or waiver of certain conditions, the Purchaser will acquire Laureate’s Australia and New Zealand operations by means of a purchase of all of the outstanding equity interests of certain subsidiaries held by the Seller. Pursuant to the Purchase Agreement, the Purchaser will pay a purchase price of approximately $642.7 million, subject to certain adjustments specified therein, including for working capital, indebtedness, and cash at the closing of the transaction, and the forecasted performance of the acquired business. The Company has agreed to guarantee the obligations of the Purchaser under the Purchase Agreement. The transaction, which is expected to close by the first quarter of 2021, is subject to certain regulatory approvals and customary closing conditions. The Company has received commitments from its lenders to expand its existing revolving credit facility from $250 million to $350 million concurrently with the close of the transaction.

Critical Accounting Policies and Estimates

“Management’s Discussion and Analysis of Financial Condition and Results of Operations” discusses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates and judgments related to its allowance for doubtful accounts; income tax provisions; the useful lives of property and equipment and intangible assets; redemption rates for scholarship programs and valuation of contract liabilities; fair value of future contractual operating lease obligations for facilities that have been closed; incremental borrowing rates; valuation of deferred tax assets, goodwill, and intangible assets; forfeiture rates and achievability of performance targets for stock-based compensation plans; and accrued expenses. Management bases its estimates and judgments on historical experience and various other factors and assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments regarding the carrying values of assets and liabilities that are not readily apparent from other sources. Management regularly reviews its estimates and judgments for reasonableness and may modify them in the future. Actual results may differ from these estimates under different assumptions or conditions.

Management believes that the following critical accounting policies are its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Revenue recognition — Like many traditional institutions, Strayer University and Capella University offer educational programs primarily on a quarter system having four academic terms, which generally coincide with our quarterly financial reporting periods. Approximately 96% of our revenues during the year ended December 31, 2019 consisted of tuition revenue. Capella University offers monthly start options for new students, who then transition to a quarterly schedule. Capella University also offers its FlexPath program, which allows students to determine their 12-week billing session schedule after they complete their first course. Tuition revenue for all students is recognized ratably over the course of instruction as the Universities and the schools offering non-degree programs provide academic services, whether delivered in person at a physical campus or online. Tuition revenue is shown net of any refunds, withdrawals, corporate discounts, scholarships, and employee tuition discounts. The Universities also derive revenue from other sources such as textbook-related income, certificate revenue, certain academic fees, licensing revenue, and other income, which are all recognized when earned. In accordance with ASC 606, materials provided to students in connection with their enrollment in a course are recognized as revenue when control of those materials transfers to the student. At the start of each academic term or program, a contract liability is recorded for academic services to be provided, and a tuition receivable is recorded for the portion of the tuition not paid in advance. Any cash received prior to the start of an academic term or program is recorded as a contract liability.

Students of the Universities finance their education in a variety of ways, and historically about three quarters of our students have participated in one or more financial aid programs provided through Title IV of the Higher Education Act. In addition, many of our working adult students finance their own education or receive full or partial tuition reimbursement from their employers. Those students who are veterans or active duty military personnel have access to various additional government-funded educational benefit programs.

A typical class is offered in weekly increments over a six- to twelve-week period, depending on the University and course type, and is followed by an exam. Students who withdraw from a course may be eligible for a refund of tuition charges based on the timing of the withdrawal. We use the student’s last date of attendance for this purpose. Student attendance is based on physical presence in class for on-ground classes. For online classes, attendance consists of logging into one’s course shell and performing an academically-related activity (e.g., engaging in a discussion post or taking a quiz).

If a student withdraws from a course prior to completion, a portion of the tuition may be refundable depending on when the withdrawal occurs. Our specific refund policies vary across Universities and non-degree programs. For students attending Strayer University, our refund policy typically permits students who complete less than half of a course to receive a partial refund of tuition for that course. For learners attending Capella University, our refund policy varies based on course format. GuidedPath learners are allowed a 100% refund through the first five days of the course, a 75% refund from six to twelve days, and 0% refund for the remainder of the period. FlexPath learners receive a 100% refund through the 12th calendar day of the course for their first billing session only and a 0% refund after that date and for all subsequent billing sessions. Refunds reduce the tuition revenue that otherwise would have been recognized for that student. Since the Universities’ academic terms coincide with our financial reporting periods for most programs, nearly all refunds are processed and recorded in the same quarter as the corresponding revenue. For certain programs where courses may overlap a quarter-end date, the Company estimates a refund rate and does not recognize the related revenue until the uncertainty related to the refund is resolved. The portion of tuition revenue refundable to students may vary based on the student’s state of residence.

For students who withdraw from all their courses during the quarter of instruction, we reassess collectibility of tuition and fees for revenue recognition purposes. In addition, we cease revenue recognition when a student fully withdraws from all of his or her courses in the academic term. Tuition charges billed in accordance with our billing schedule may be greater than the pro rata revenue amount, but the additional amounts are not recognized as revenue unless they are collected in cash and the term is complete.

For students who receive funding under Title IV and withdraw, funds are subject to return provisions as defined by the Department of Education. The University is responsible for returning Title IV funds to the Department and then may seek payment from the withdrawn student of prorated tuition or other amounts charged to him or her. Loss of financial aid eligibility during an academic term is rare and would normally coincide with the student’s withdrawal from the institution. As discussed above, we cease revenue recognition upon a student’s withdrawal from all of his or her classes in an academic term until cash is received and the term is complete.

New students at Strayer University registering in credit-bearing courses in any undergraduate program for the summer 2013 term (fiscal third quarter) and subsequent terms qualify for the Graduation Fund, whereby qualifying students earn tuition credits that are redeemable in the final year of a student’s course of study if he or she successfully remains in the program. Students must meet all of the University’s admission requirements and not be eligible for any previously offered scholarship program. Our employees and their dependents are not eligible for the program. To maintain eligibility, students must be enrolled in a bachelor’s degree program. Students who have more than one consecutive term of non-attendance lose any Graduation Fund credits earned to date, but may earn and accumulate new credits if the student is reinstated or readmitted by the University in the future. In their final academic year, qualifying students will receive one free course for every three courses that were successfully completed in prior years. The performance obligation associated with free courses that may be redeemed in the future is valued based on a systematic and rational allocation of the cost of honoring the benefit earned to each of the underlying revenue transactions that result in progress by the student toward earning the benefit. The estimated value of awards under the Graduation Fund that will be recognized in the future is based on historical experience of students’ persistence in completing their course of study and earning a degree and the tuition rate in effect at the time it was associated with the transaction. Estimated redemption rates of eligible students vary based on their term of enrollment. As of December 31, 2019, we had deferred $49.6 million for estimated redemptions earned under the Graduation Fund, as compared to $43.3 million at December 31, 2018. Each quarter, we assess our methodologies and assumptions underlying our estimates for persistence and estimated redemptions based on actual experience. To date, any adjustments to our estimates have not been material. However, if actual persistence or redemption rates change, adjustments to the reserve may be necessary and could be material.

Tuition receivable — We record estimates for our allowance for doubtful accounts for tuition receivable from students primarily based on our historical collection rates by age of receivable, net of recoveries, and consideration of other relevant factors. Our experience is that payment of outstanding balances is influenced by whether the student returns to the institution, as we require students to make payment arrangements for their outstanding balances prior to enrollment. Therefore, we monitor outstanding tuition receivable balances through subsequent terms, increasing the reserve on such balances over time as the likelihood of returning to the institution diminishes and our historical experience indicates collection is less likely. We periodically assess our methodologies for estimating bad debts in consideration of actual experience. If the financial condition of our students were to deteriorate, resulting in evidence of impairment of their ability to make required payments for tuition payable to us, additional allowances or write-offs may be required. During 2018 and 2019, our bad debt expense was 5.9% and 4.9% of revenue, respectively. A change in our allowance for doubtful accounts of 1% of gross tuition receivable as of December 31, 2019 would have changed our income from operations by approximately $0.8 million.

Goodwill and intangible assets — Goodwill represents the excess of the purchase price of an acquired business over the amount assigned to the assets acquired and liabilities assumed. Indefinite-lived intangible assets, which include trade names, are recorded at fair market value on their acquisition date. At the time of acquisition, goodwill and indefinite-lived intangible assets are allocated to reporting units. Management identifies its reporting units by assessing whether the components of its operating segments constitute businesses for which discrete financial information is available and management regularly reviews the operating results of those components. Through our acquisition of CEC in 2018, we had significant additions to goodwill and tradename intangible assets. The acquired goodwill was allocated to the Strayer University and Capella University reporting units. Goodwill and indefinite-lived intangible assets are assessed at least annually for impairment.

In connection with the goodwill in our Capella University and JWMI reporting units as well as our indefinite-lived intangible assets, we performed a qualitative impairment assessment, consistent with ASC 350, to evaluate the recoverability of the related amounts. The qualitative factors considered included macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, and any other factors that have a significant bearing on fair value.

In connection with the goodwill in our Strayer University reporting unit, we elected to perform a quantitative impairment assessment, consistent with ASC 350. We used an income-based approach to determine the fair value of the Strayer University reporting unit. The income approach consisted of a discounted cash flow model that included projections of future cash flows for the Strayer University reporting unit, calculating a terminal value, and discounting such cash flows by a risk-adjusted rate of return.

Based on the qualitative and quantitative impairment assessments performed, we concluded that no impairments had been incurred during the year ended December 31, 2019. During the year ended December 31, 2018, we fully impaired the New York Code and Design Academy, Inc. (“NYCDA”) goodwill and tradename balances, resulting in total impairment charges of $19.6 million. Refer to Note 10 – Goodwill and Intangible Assets – within the footnotes to the consolidated financial statements for additional information.

Finite-lived intangible assets that are acquired in business combinations are recorded at fair value on their acquisition dates and are amortized on a straight-line basis over the estimated useful life of the asset. Finite-lived intangible assets consist of student relationships. We review our finite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such assets are not recoverable, a potential impairment loss is recognized to the extent the carrying amount of the assets exceeds the fair value of the assets. No impairment charges related to finite-lived intangible assets were recorded during the years ended December 31, 2018 or 2019.

Other estimates — We record estimates for certain of our accrued expenses and income tax liabilities. We estimate the useful lives of our property and equipment and intangible assets and periodically review our assumed forfeiture rates and ability to achieve performance targets for stock-based awards and adjust them as necessary. Should actual results differ from our estimates, revisions to our accrued expenses, carrying amount of goodwill and intangible assets, stock-based compensation expense, and income tax liabilities may be required.

Results of Operations

As discussed above, we completed our merger with CEC on August 1, 2018. Our results of operations include the results of CEC from the merger date. Periods prior to August 1, 2018 do not include the financial results of CEC. Accordingly, the financial results of each period presented are not directly comparable. This discussion will highlight changes largely in the Strayer University segment, as those results are included in full in each period.

In 2019, we generated $997.1 million in revenue compared to $634.2 million in 2018. Our income from operations was $110.5 million in 2019 compared to a loss from operations of $22.7 million in 2018, due primarily to the inclusion of a full year of CEC’s results in our consolidated results of operations as well as higher revenues due to enrollment growth and lower merger and integration costs and impairment charges. Our net income in 2019 was $81.1 million compared to a net loss of $15.7 million in 2018. Diluted earnings per share was $3.67 in 2019 compared to a loss per share of $1.03 in 2018.

In the accompanying analysis of financial information for 2019 and 2018, we use certain financial measures including Adjusted Revenue, Adjusted Total Costs and Expenses, Adjusted Operating Income, Adjusted Net Income, and Adjusted Diluted Earnings per Share that are not required by or prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These measures, which are considered “non-GAAP financial measures” under SEC rules, are defined by us to exclude the following:

●	a purchase accounting adjustment to record Capella University contract liabilities at fair value as a result of the Company’s merger with Capella Education Company,
●	amortization and depreciation expense related to intangible assets and software assets acquired through the Company’s merger with Capella Education Company,
●	transaction and integration costs associated with the Company’s merger with Capella Education Company,
●	fair value adjustments to the value of contingent consideration, impairment charges for intangible assets related to the Company’s acquisition of The New York Code and Design Academy, and adjustments to reserves for leases on facilities no longer in use,

●	income from partnership and other investments that are not part of our core operations, and
●	discrete tax adjustments related to stock-based compensation and other adjustments.

When considered together with GAAP financial results, we believe these measures provide management and investors with an additional understanding of our business and operating results, including underlying trends associated with the Company’s ongoing operations.

Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies. Non-GAAP financial measures may be considered in addition to, but not as a substitute for or superior to, GAAP results. A reconciliation of these measures to the most directly comparable GAAP measures is provided below.

Adjusted income from operations was $194.1 million in 2019 compared to $97.4 million in 2018. Adjusted net income was $147.3 million in 2019 compared to $75.1 million in 2018, and adjusted diluted earnings per share was $6.67 in 2019 compared to $4.75 in 2018.

Reconciliation of Reported to Adjusted Results of Operations for the year ended December 31, 2019

		Non- GAAP Adjustments
					Fair value
					adjustments
					and
			Amortization	Merger	impairment			As
	As	Contract	of	and	of	Income from		Adjusted
	Reported	liability	intangible	integration	intangible	other	Tax	(Non-
	(GAAP)	adjustment(1)	assets(2)	costs(3)	assets(4)	investments(5)	adjustments(6)	GAAP)
Revenues	$997,137	$—	$—	$—	$—	$—	$—	$997,137
Total costs and expenses	886,605	—	(61,667)	(21,923)	—	—	—	803,015
Operating income	110,532	—	61,667	21,923	—	—	—	194,122
Operating margin	11.1%							19.5%
Net income	$81,138	$—	$61,667	$21,923	$—	$(3,446)	$(14,001)	$147,281

Diluted earnings per share	$3.67							$6.67
Weighted average diluted shares outstanding	22,097							22,097

Reconciliation of Reported to Adjusted Results of Operations for the year ended December 31, 2018

		Non-GAAP Adjustments
					Fair value
					adjustments
					and
			Amortization	Merger	impairment			As
	As	Contract	of	and	of	Income from		Adjusted
	Reported	liability	intangible	integration	intangible	other	Tax	(Non-
	(GAAP)	adjustment(1)	assets(2)	costs(3)	assets(4)	investments(5)	adjustments(6)	GAAP)
Revenues	$634,185	$28,748	$—	$—	$—	$—	$—	$662,933
Total costs and expenses	656,925	—	(25,694)	(45,745)	(19,909)	—	—	565,577
Operating income (loss)	(22,740)	28,748	25,694	45,745	19,909	—	—	97,356
Operating margin	‑3.6%							14.7%
Net income (loss)	$(15,671)	$28,748	$25,694	$45,745	$19,909	$—	$(29,348)	$75,077

Diluted earnings (loss) per share	$(1.03)							$4.75
Weighted average diluted shares outstanding	15,190							15,801

Reconciliation of Reported to Adjusted Results of Operations for the year ended December 31, 2017

		Non-GAAP Adjustments
					Fair value
					adjustments
					and
			Amortization	Merger	impairment			As
	As	Contract	of	and	of	Income from		Adjusted
	Reported	liability	intangible	integration	intangible	other	Tax	(Non-
	(GAAP)	adjustment(1)	assets(2)	costs(3)	assets(4)	investments(5)	adjustments(6)	GAAP)
Revenues	$454,851	$—	$—	$—	$—	$—	$—	$454,851
Total costs and expenses	402,642	—	—	(11,879)	7,512	—	—	398,275
Operating income	52,209	—	—	11,879	(7,512)	—	—	56,576
Operating margin	11.5%							12.4%
Net income	$20,612	$—	$—	$11,879	$(7,512)	$—	$9,892	$34,871

Diluted earnings per share	$1.84							$3.11
Weighted average diluted shares outstanding	11,199							11,199
(1)	Reflects a purchase accounting adjustment to record Capella University contract liabilities at fair value as a result of the Company’s merger with CEC.
(2)	Reflects amortization and depreciation expense of intangible assets and software assets acquired through the Company’s merger with CEC.
(3)	Reflects transaction and integration charges associated with the Company’s merger with CEC.
(4)	Reflects adjustments to the value of contingent consideration in 2017, and an impairment of goodwill and intangible assets in 2018, related to the Company’s acquisition of the New York Code and Design Academy.
(5)	Reflects income recognized from the Company’s investments in partnership interests and other investments.
(6)	Reflects tax impacts of the adjustments described above and discrete tax adjustments related to stock-based compensation and other adjustments, utilizing an adjusted annual effective tax rate of 27.8%, 25.6% and 38.8% for 2019, 2018 and 2017, respectively.

Year Ended December 31, 2019 Compared To Year Ended December 31, 2018

Revenues. The increase in consolidated revenues compared to the same period in the prior year was primarily related to the inclusion of CEC revenue for the full year. In the Strayer University segment for the year ended December 31, 2019, enrollment grew 11.0% to 52,963 from 47,733 in the prior year. Revenue grew 12.4% to $537.0 million compared to $477.8 million in 2018, primarily as a result of the increase in enrollment, in addition to incremental revenues generated from the operations of DevMountain and Hackbright, which were acquired in the CEC merger. In 2019, one of Strayer University’s largest corporate partners changed its tuition benefits policy, which may negatively impact future enrollment and revenue growth. Capella University segment revenue was $460.2 million compared to $156.3 million in the prior year, which reflects activity after the completion of the CEC merger on August 1, 2018, and includes a $28.7 million purchase accounting reduction to the value of contract liabilities acquired in the merger.

Instructional and support costs. Consolidated instruction and educational support expenses increased to $530.6 million in 2019, compared to $371.5 million in 2018, principally due to the inclusion of instructional and support costs of CEC. Consolidated instructional and support costs as a percentage of revenues decreased to 53.2% in 2019, from 58.6% in 2018 due to cost synergies realized as a result of the CEC merger.

General and administration expenses. Consolidated general and administration expenses increased to $272.4 million in 2019 compared to $194.0 million in 2018, principally due to the inclusion of general and administration expenses of CEC, as well as increased investments in branding initiatives and partnerships with brand ambassadors. Consolidated general and administration expenses as a percentage of revenues decreased to 27.3% in 2019 from 30.6% in 2018 due to cost synergies realized as a result of the CEC merger.

Amortization of intangible assets. Amortization expense related to intangible assets acquired in the merger with CEC was $61.7 million in 2019 compared to $25.7 million in 2018.

Merger and integration costs. Merger and integration costs were $21.9 million in 2019 compared to $45.7 million in 2018, and reflect expenses for legal, accounting, integration support services, and severance costs incurred in connection with the merger with CEC. In 2019, merger and integration costs also includes $6.0 million of right-of-use lease asset impairment charges related to redundant leased space that was vacated during the year.

Fair value adjustments and impairment of intangible assets. In 2018, we recorded a goodwill impairment loss of $13.9 million and an intangible asset impairment loss of $5.7 million based on analyses performed during the year with respect to our acquisition of NYCDA. In addition, we recognized a $0.3 million charge to increase our liability for leases on facilities no longer in use in 2018. We had no adjustments in 2019.

Income (loss) from operations. Income from operations was $110.5 million in 2019 compared to a loss from operations of $22.7 million in 2018, principally due to higher revenues due to enrollment growth and lower merger and integration costs and impairment charges than in 2018.

Other income. Other income increased to $13.2 million in 2019 compared to $3.6 million in 2018, as a result of the inclusion of $3.4 million of investment income from partnership interests acquired in the CEC merger and other investments, higher yields on money markets and marketable securities, and an increase in our cash balance. Other income is net of interest expense, which was $0.8 million and $0.7 million in 2019 and 2018, respectively. We had $250.0 million available under our amended revolving credit facility and no borrowings outstanding as of 2019.

Provision (benefit) for income taxes. Income tax expense was $42.6 million in 2019, compared to a benefit of $3.5 million in 2018. Our effective tax rate for 2019 was 34.4%, compared to 18.1% in 2018. The tax rate in 2019 was unfavorably impacted by changes in previously deferred compensation arrangements, resulting in a discrete charge of $11.5 million during the first quarter of 2019 to reduce the Company’s deferred tax asset related to these arrangements. This charge is offset by favorable adjustments related to tax windfalls recognized through share-based payment arrangements. Our effective tax rate, excluding these and other discrete tax adjustments, was 27.8% for 2019.

Net income (loss). Net income was $81.1 million in 2019 compared to a net loss of $15.7 million in 2018 due to the factors discussed above.

Year Ended December 31, 2018 Compared To Year Ended December 31, 2017

Revenues. The increase in consolidated revenues compared to the same period in the prior year was primarily related to the inclusion of CEC revenue since the August 1, 2018 acquisition date. In the Strayer University segment for the year ended December 31, 2018, enrollment grew 8.1% to 47,733 from 44,155 in the prior year. Revenue grew 5.1% to $477.8 million compared to $454.9 million in 2017 as a result of the increase in enrollment in addition to incremental revenues generated from the operations of DevMountain and Hackbright, which were acquired in the CEC merger, partially offset by lower revenue per student. Capella University segment revenue was $156.3 million, which included a $28.7 million purchase accounting reduction related to contract liabilities acquired in the merger.

Instructional and support costs. Consolidated instructional and support costs increased to $371.5 million in 2018, compared to $268.9 million in 2017, principally due to the inclusion of instructional and support costs of CEC, as well as increases in Strayer student materials costs, depreciation expense following recent infrastructure investments, and bad debt expense. Consolidated instructional and support costs as a percentage of revenues decreased to 58.6% in 2018 from 59.1% in 2017.

General and administration expenses. Consolidated general and administration expenses increased to $194.0 million in 2018, from $129.3 million in 2017, principally due to the inclusion of general and administration expenses of CEC, as well as increased investments in branding initiatives and partnerships with brand ambassadors for Strayer. Consolidated marketing expenses as a percentage of revenues increased to 30.6% in 2018 from 28.4% in 2017.

Amortization of intangible assets. In 2018, we recorded $25.7 million in amortization expense related to intangible assets acquired in the merger with CEC.

Merger and integration costs. Merger costs were $45.7 million in 2018 compared to $11.9 million in 2017, and reflect expenses for legal, accounting, integration support services, and severance costs incurred in connection with the merger with CEC.

Fair value adjustments and impairment of intangible assets. In 2018, we recorded a goodwill impairment loss of $13.9 million and an intangible asset impairment loss of $5.7 million based on analyses performed during the year with respect to our acquisition of NYCDA. In addition, we recognized a $0.3 million charge to increase our liability for leases on facilities no longer in use in 2018. In 2017, we recorded a benefit of $7.8 million to reduce the value of contingent consideration payable to the sellers of NYCDA, offset by a charge of $0.3 million to increase our liability for leases on facilities no longer in use.

Income (loss) from operations. Loss from operations was $22.7 million in 2018 compared to income from operations of $52.2 million in 2017. The decline was primarily due to amortization expense, merger costs, and impairments to the NYCDA trade name and goodwill incurred during the year and discussed above.

Other income. Other income increased to $3.6 million in 2018 compared to $0.4 million in 2017, as a result of higher yields on money markets and marketable securities and an increase in our cash balance. Other income is net of interest expense, which was $0.7 million and $0.6 million in 2018 and 2017, respectively. We had $250.0 million available under our amended revolving credit facility and no borrowings outstanding as of December 31, 2018.

Provision (benefit) for income taxes. We recorded a benefit for income taxes of $3.5 million in 2018, compared to a provision for income taxes of $32.0 million in 2017. Our effective tax rate for 2018 was 18.1%. The benefit for income taxes in 2018 reflects the lower federal income tax rate in effect in 2018, accelerated deductions enabled by the 2017 tax law, and the tax benefits associated with the vesting of restricted stock, offset by certain nondeductible charges associated with the merger and for the impairment of NYCDA goodwill. Our effective tax rate, excluding these and other discrete tax adjustments, was 25.6% for 2018.

Net income (loss). Net loss was $15.7 million in 2018 compared to net income of $20.6 million in 2017 due to the factors discussed above.

Liquidity and Capital Resources

At December 31, 2019, we had cash, cash equivalents, and marketable securities of $491.2 million compared to $386.5 million at December 31, 2018. Most of our cash was held in demand deposit accounts at high credit quality financial institutions.

On August 1, 2018, the Company entered into an amended credit facility (the “Amended Credit Facility”), which provides for a senior secured revolving credit facility (the “Revolver”) in an aggregate principal amount of up to $250 million. The Amended Credit Facility provides the Company with an option, under certain conditions, to increase the commitments under the Revolver or establish one or more incremental term loans (each, an “Incremental Facility”) in an amount up to the sum of (x) $150 million and (y) if such Incremental Facility is incurred in connection with a permitted acquisition, any amount so long as the Company’s leverage ratio (calculated on a trailing four-quarter basis) on a pro forma basis will be no greater than 1.75:1.00. Borrowings under the Amended Credit Facility bear interest at LIBOR or a base rate, plus a margin ranging from 1.50% to 2.00%, depending on our leverage ratio. An unused commitment fee ranging from 0.20% to 0.30%, depending on our leverage ratio, accrues on unused amounts. During the years ended December 31, 2019 and December 31, 2018, we paid unused commitment fees of $0.5 million and $0.4 million, respectively. We were in compliance with all applicable covenants related to the Amended Credit Facility as of December 31, 2019. We had no borrowings outstanding during each of the years ended December 31, 2019 and December 31, 2018.

Our net cash provided by operating activities increased in 2019 to $202.1 million, as compared to $46.9 million for the same period in 2018. The increase in net cash from operating activities was largely due to the increase in income from operations following the merger with CEC, together with adjustments for non-cash charges for depreciation and amortization expense.

Capital expenditures were $38.7 million for the year ended December 31, 2019, compared to $27.5 million for 2018. Capital expenditures for the year ending December 31, 2020 are expected to be between 4%-5% of revenue.

The Board of Directors declared a quarterly cash dividend of $0.50 per common share in the first, second, and third quarters of 2019 and a quarterly cash dividend of $0.60 per common share in the fourth quarter of 2019.

During the year ended December 31, 2019, we paid a total of $46.6 million in cash dividends on our common stock. For the year ended December 31, 2019, we did not repurchase any shares of common stock and, at December 31, 2019, had $70 million in repurchase authorization to use through December 31, 2020.

We believe that existing cash and cash equivalents, cash generated from operating activities, and if necessary, cash borrowed under our Amended Credit Facility will be sufficient to meet our requirements for at least the next 12 months. Currently, we maintain our cash primarily in demand deposit bank accounts and money market funds, which are included in cash and cash equivalents at December 31, 2019 and 2018. We also hold marketable securities, which primarily include tax-exempt municipal securities and corporate debt securities. We earned interest income of $10.6 million, $4.3 million, and $1.1 million in each of the years ended December 31, 2019, 2018, and 2017, respectively.

Contractual Obligations

The table below sets forth our contractual commitments associated with lease liabilities as of December 31, 2019 (in thousands):

	Payments Due By Period
		Less than 1	1‑3	3‑5	More than
	Total	Year	Years	Years	5 Years
Lease liabilities(1)	$119,668	$29,178	$39,830	$23,068	$27,592
(1)	Excludes $6.5 million of legally binding minimum payments for leases signed but not yet commenced.

Due to the uncertainty with respect to the timing of future cash flows associated with our unrecognized tax benefits at December 31, 2019, we are unable to make reasonably reliable estimates of the period of cash settlement with the respective taxing authority. Therefore, $1.2 million of unrecognized tax benefits have been excluded from the contractual obligations table above.

Due to the uncertainty with respect to the timing of future borrowings associated with our credit facility, we are unable to make reasonably reliable estimates of any commitment fees charged on the unused portion of the credit facility. Therefore, the maximum estimated commitment fee of $0.8 million per annum is excluded from the contractual obligations table above.

As of December 31, 2019, the Company has a commitment to invest up to $2.2 million in three limited partnership investments through 2027. Due to the uncertainty with respect to the timing of future cash flows associated with the limited partnership investments, we are unable to make reasonably reliable estimates of the period in which such additional investments may take place. Therefore, $2.2 million of potential limited partnership investment commitments have been excluded from the contractual obligations table above.

Off-Balance Sheet Arrangements

As of December 31, 2019, we do not have any off-balance sheet arrangements as defined by Item 303(a)(4) of the Securities Exchange Commission Regulation S-K.

Item 8.    Financial Statements and Supplementary Data

Note: The information contained in this Item includes changes to our segments based on changes made during the three month period ended March 31, 2020 in how management began assessing performance and making resource allocation decisions. The changes are discussed further in Note 20, “Segment Reporting.” This Item has not been updated for any other changes since the filing of the 2019 Annual Report. For developments subsequent to the filing of the 2019 Form 10-K, refer to our subsequently filed Current Reports on Form 8-K and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020 and June 30, 2020.

All other schedules are omitted because they are not applicable or the required information is included in the consolidated financial statements or notes thereto.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Strategic Education, Inc.

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Strategic Education, Inc. and its subsidiaries (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of income, of comprehensive income, of stockholders’ equity and of cash flows for each of the three years in the period ended December 31, 2019, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company's internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019.

Basis for Opinions

The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2019 Annual Report on Form 10-K. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Strayer University Graduation Fund Liability

As described in Notes 4 and 14 to the consolidated financial statements, the Company’s Graduation Fund liability for Strayer University was $49.6 million as of December 31, 2019, of which $19.6 million is included as a current contract liability and the remainder is included as a long-term contract liability within other long-term liabilities. Strayer University offers a program which allows new undergraduate students to earn tuition credits that are redeemable in the final year of a student’s course of study if he or she successfully remains in the program. The Company defers the value of the related performance obligation associated with the credits estimated to be redeemed in the future. Management’s estimate of the benefits that will be redeemed in the future, or the estimated redemption rate, is based on the historical experience of student persistence toward completion of a course of study within this program and similar programs.

The principal considerations for our determination that performing procedures relating to the Strayer University Graduation Fund liability is a critical audit matter are there was significant judgment by management in estimating the liability. This in turn led to significant auditor judgment and effort in performing procedures related to management’s estimate of the liability and the estimated redemption rate assumption.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the estimation of the Graduation Fund liability, including controls over the estimated redemption rate assumption. These procedures also included, among others, testing management’s process for estimating the Graduation Fund liability, testing the completeness, accuracy, and relevance of the data used, and evaluating the estimated redemption rate assumption. Evaluating the reasonableness of the estimated redemption rate assumption involved evaluating whether the assumption was reasonable considering historical estimated redemption rates and whether the assumption was consistent with evidence obtained in other areas of the audit.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia

March 2, 2020, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in the composition of reportable segments discussed in Note 20, as to which the date is August 5, 2020

We have served as the Company’s auditor since 1993.

STRATEGIC EDUCATION, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,	December 31,
	2018	2019
ASSETS
Current assets:
Cash and cash equivalents	$311,732	$419,693
Marketable securities	37,121	34,874
Tuition receivable, net	55,694	51,523
Other current assets	15,814	18,004
Total current assets	420,361	524,094
Property and equipment, net	122,677	117,029
Right-of-use lease assets	—	84,778
Marketable securities, non-current	37,678	36,633
Intangible assets, net	328,344	273,011
Goodwill	732,540	732,075
Other assets	19,429	21,788
Total assets	$1,661,029	$1,789,408

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$85,979	$90,828
Income taxes payable	419	1,352
Contract liabilities	38,733	39,284
Lease liabilities	—	25,284
Total current liabilities	125,131	156,748
Deferred income tax liabilities	59,358	47,942
Lease liabilities, non-current	—	80,557
Other long-term liabilities	51,316	41,451
Total liabilities	235,805	326,698
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.01; 32,000,000 shares authorized; 21,743,498 and 21,964,809 shares issued and outstanding at December 31, 2018 and 2019, respectively	217	220
Additional paid-in capital	1,306,653	1,309,438
Accumulated other comprehensive income	32	233
Retained earnings	118,322	152,819
Total stockholders’ equity	1,425,224	1,462,710
Total liabilities and stockholders’ equity	$1,661,029	$1,789,408

The accompanying notes are an integral part of these consolidated financial statements.

STRATEGIC EDUCATION, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	For the Year Ended
	December 31,
	2017	2018	2019
Revenues	$454,851	$634,185	$997,137
Costs and expenses:
Instructional and support costs	268,943	371,542	530,604
General and administration	129,332	194,035	272,411
Amortization of intangible assets	—	25,694	61,667
Merger and integration costs	11,879	45,745	21,923
Fair value adjustments and impairment of intangible assets	(7,512)	19,909	—
Total costs and expenses	402,642	656,925	886,605
Income (loss) from operations	52,209	(22,740)	110,532
Other income	437	3,601	13,192
Income (loss) before income taxes	52,646	(19,139)	123,724
Provision (benefit) for income taxes	32,034	(3,468)	42,586
Net income (loss)	$20,612	$(15,671)	$81,138
Earnings (loss) per share:
Basic	$1.93	$(1.03)	$3.73
Diluted	$1.84	$(1.03)	$3.67
Weighted average shares outstanding:
Basic	10,678	15,190	21,725
Diluted	11,199	15,190	22,097

STRATEGIC EDUCATION, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	For the Year Ended
	December 31,
	2017	2018	2019
Net income (loss)	$20,612	$(15,671)	$81,138
Other comprehensive income:
Unrealized gains on marketable securities, net of tax	—	32	201
Comprehensive income (loss)	$20,612	$(15,639)	$81,339

The accompanying notes are an integral part of these consolidated financial statements.

STRATEGIC EDUCATION, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share data)

	Common Stock				Accumulated
			Additional		Other
			Paid-in	Retained	Comprehensive
	Shares	Par Value	Capital	Earnings	Income	Total
Balance at December 31, 2016	11,093,489	$111	$35,453	$152,810	$—	$188,374
Stock-based compensation	—	—	11,627	—	—	11,627
Issuance of restricted stock, net	73,936	1	(1)	—	—	—
Common stock dividends ($1.00 per share)	—	—	—	(11,416)	—	(11,416)
Net income	—	—	—	20,612	—	20,612
Balance at December 31, 2017	11,167,425	$112	$47,079	$162,006	$—	$209,197
Impact of adoption of new accounting standard	—	—	—	(171)	—	(171)
Issuance of stock in connection with the acquisition of Capella Education Company	10,263,775	103	1,236,858	—	—	1,236,961
Filing fee related to new stock issuance	—	—	(148)	—	—	(148)
Stock-based compensation	—	—	14,994	—	—	14,994
Exercise of stock options, net	156,424	1	8,647	—	—	8,648
Issuance of restricted stock, net	155,874	1	(777)	—	—	(776)
Common stock dividends ($1.50 per share)	—	—	—	(27,842)	—	(27,842)
Unrealized gains on marketable securities, net of tax	—	—	—	—	32	32
Net loss	—	—	—	(15,671)	—	(15,671)
Balance at December 31, 2018	21,743,498	$217	$1,306,653	$118,322	$32	$1,425,224
Stock-based compensation	—	—	12,033	83	—	12,116
Exercise of stock options, net	103,364	2	(1,775)	—	—	(1,773)
Issuance of restricted stock, net	117,947	1	(7,473)	—	—	(7,472)
Common stock dividends ($2.10 per share)	—	—	—	(46,724)	—	(46,724)
Unrealized gains on marketable securities, net of tax	—	—	—	—	201	201
Net income	—	—	—	81,138	—	81,138
Balance at December 31, 2019	21,964,809	$220	$1,309,438	$152,819	$233	$1,462,710

The accompanying notes are an integral part of these consolidated financial statements.

STRATEGIC EDUCATION, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	2017	2018	2019
Cash flows from operating activities:
Net income (loss)	$20,612	$(15,671)	$81,138
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of gain on sale of assets	(133)	—	—
Amortization of deferred financing costs	262	292	333
Amortization of investment discount/premium	—	298	296
Depreciation and amortization	18,733	54,543	104,861
Deferred income taxes	6,429	(16,322)	(8,037)
Stock-based compensation	11,627	15,532	12,160
Fair value adjustments and impairment of intangible assets	(7,512)	19,909	—
Impairment of right-of-use lease assets	—	—	6,046
Changes in assets and liabilities:
Tuition receivable, net	(3,250)	7,880	1,770
Other current assets	(526)	3,768	(1,589)
Other assets	1,582	(135)	(540)
Accounts payable and accrued expenses	4,468	1,140	245
Income taxes payable and income taxes receivable	(629)	(516)	1,198
Contract liabilities	8,212	(19,329)	7,716
Other long-term liabilities	(3,718)	(4,522)	(3,451)
Net cash provided by operating activities	56,157	46,867	202,146

Cash flows from investing activities:
Net cash acquired in acquisition	—	167,859	—
Purchases of property and equipment	(18,051)	(27,547)	(38,689)
Purchases of marketable securities	—	(25,304)	(40,481)
Maturities of marketable securities	—	16,367	43,762
Other investments	—	(1,238)	(2,658)
Net cash provided by (used in) investing activities	(18,051)	130,137	(38,066)

Cash flows from financing activities:
Common dividends paid	(11,416)	(27,842)	(46,625)
Net payments for stock awards	—	7,789	(9,195)
Payment of deferred financing costs	—	(1,162)	—
Net cash used in financing activities	(11,416)	(21,215)	(55,820)
Net increase in cash, cash equivalents, and restricted cash	26,690	155,789	108,260
Cash, cash equivalents, and restricted cash — beginning of period	129,758	156,448	312,237
Cash, cash equivalents, and restricted cash — end of period	$156,448	$312,237	$420,497
Noncash transactions:
Purchases of property and equipment included in accounts payable	$1,734	$1,029	$3,406

The accompanying notes are an integral part of these consolidated financial statements.

1.   Nature of Operations

Strategic Education, Inc. (“Strategic Education” or the “Company”), a Maryland corporation formerly known as Strayer Education, Inc., is a national leader in education innovation, dedicated to enabling economic mobility for working adults through education. As further discussed in Note 2 and Note 3, the Company completed its merger with Capella Education Company (“CEC”) on August 1, 2018. The accompanying consolidated financial statements and footnotes include the results of the Company’s two reportable segments: Strayer University and Capella University. The Company’s reportable segments are discussed further in Note 20.

2.   Significant Accounting Policies

Financial Statement Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in the consolidated financial statements.

On August 1, 2018, the Company completed its merger with CEC, whereby the Company was deemed the acquirer in the business combination for accounting purposes in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Therefore, Strayer Education, Inc. is considered Strategic Education’s predecessor, and its historical financial statements prior to the merger date are reflected in this Annual Report on Form 10-K as the historical financial statements of the Company. Accordingly, the financial results of the Company as of and for any periods ended prior to August 1, 2018 do not include the financial results of CEC and therefore are not directly comparable.

Certain amounts in the prior period financial statements have been reclassified to conform to the current period’s presentation. Specifically, costs incurred in connection with the Company’s merger with CEC were reclassified from general and administration expense to merger and integration costs, and adjustments to the value of contingent consideration related to the Company’s acquisition of The New York Code and Design Academy, Inc. (“NYCDA”) were reclassified from instruction and educational support expense to fair value adjustments and impairment of intangible assets within the consolidated statements of income for the year ended December 31, 2017. Effective during the first quarter of 2019, the Company made changes in its presentation of operating expenses and reclassified prior periods to conform to the current presentation. The Company determined that these changes aligned with its organizational structure and will improve comparability with several of its peer companies. There were no changes to total operating expenses or operating income as a result of these reclassifications. Below is a description of the nature of the costs included in the Company’s operating expense categories.

Instructional and support costs (“I&SC”) generally contain items of expense directly attributable to activities of the Company that support students and learners. This expense category includes salaries and benefits of faculty and academic administrators, as well as admissions and administrative personnel who support and serve student interests. Instructional and support costs also include course development costs and costs associated with delivering course content, including educational supplies, facilities, and all other physical plant and occupancy costs, with the exception of costs attributable to the corporate offices. Bad debt expense incurred on delinquent student account balances is also included in instructional and support costs.

General and administration (“G&A”) expenses include salaries and benefits of management and employees engaged in finance, human resources, legal, regulatory compliance, marketing and other corporate functions. Also included are the costs of advertising and production of marketing materials. General and administration expense also includes the facilities occupancy and other related costs attributable to such functions.

The following table presents the Company’s operating expenses as previously reported and as reclassified on its consolidated statements of income for the years ended (in thousands):

	New Classification
	December 31, 2017		December 31, 2018
Prior Classification	I&SC	G&A	I&SC	G&A
Instruction and educational support	$249,939	$—	$340,076	$—
Admissions advisory	19,004	—	31,466	—
Marketing	—	82,540	—	136,979
General and administration	—	46,792	—	57,056
Total reclassified costs and expenses(1)	$268,943	$129,332	$371,542	$194,035
(1)	This amount excludes the amortization of intangible assets, merger and integration costs, and fair value adjustments and impairment of intangible assets expense line items on the consolidated statements of income as those expense line items were not impacted by the operating expense reclassification.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash maintained in mostly FDIC-insured bank accounts and cash invested in bank overnight deposits and money market mutual funds. The Company places its cash and temporary cash investments with various financial institutions. The Company considers all highly liquid instruments purchased with a maturity of three months or less at the date of purchase to be cash equivalents.

Concentration of Credit Risk

Most cash and cash equivalent balances are in excess of the FDIC insurance limit. The Company has not experienced any losses on its cash and cash equivalents.

Restricted Cash

A significant portion of the Company’s revenues are funded by various federal and state government programs. The Company generally does not receive funds from these programs prior to the start of the corresponding academic term. The Company may be required to return certain funds for students who withdraw from the Universities during the academic term. The Company had approximately $5,000 and $304,000 of these unpaid obligations as of December 31, 2018 and 2019, respectively, which are recorded as restricted cash and included in other current assets in the consolidated balance sheets.

As part of commencing operations in Pennsylvania in 2003, the Company was required to maintain a “minimum protective endowment” of at least $0.5 million in an interest-bearing account as long as the Company operates its campuses in the state. The Company holds these funds in an interest-bearing account which is included in other assets.

The following table illustrates the reconciliation of cash, cash equivalents, and restricted cash shown in the consolidated statements of cash flows as of December 31, 2018 and 2019 (in thousands):

	As of December 31,
	2018	2019
Cash and cash equivalents	$311,732	$419,693
Restricted cash included in other current assets	5	304
Restricted cash included in other assets	500	500
Total cash, cash equivalents, and restricted cash shown in the statement of cash flows	$312,237	$420,497

Marketable Securities

Management determines the appropriate designation of marketable securities at the time of purchase and reevaluates such designation as of each balance sheet date. All of the Company’s marketable securities are designated as available-for-sale and consist of tax-exempt municipal securities, variable rate demand notes, and corporate debt securities.

Available-for-sale marketable securities are carried at fair value as determined by quoted market prices or other inputs either directly or indirectly observable in the marketplace for identical or similar assets, with unrealized gains and losses, net of tax, recognized as a component of accumulated other comprehensive income within shareholders’ equity. Management reviews the fair value of the portfolio at least quarterly, and evaluates individual securities with fair value below amortized cost at the balance sheet date for impairment. In order to determine whether impairment is other than temporary, management evaluates whether the Company intends to sell the impaired security and whether it is more likely than not that the Company will be required to sell the security before recovering its amortized cost basis.

If management intends to sell an impaired debt security, or it is more likely than not the Company will be required to sell the security prior to recovering its amortized cost basis, an other-than-temporary impairment is deemed to have occurred. The amount of an other-than-temporary impairment related to a credit loss, or securities that management intends to sell before recovery, is recognized in earnings. The amount of an other-than-temporary impairment on debt securities related to other factors is recorded consistent with changes in the fair value of all other available-for-sale securities as a component of accumulated other comprehensive income within shareholders’ equity.

The cost of securities sold is based on the specific identification method. Amortization of premiums, accretion of discounts, interest, dividend income and realized gains and losses are included in other income. The contractual maturity date of available-for-sale securities is based on the days remaining to the effective maturity. The Company classifies marketable securities as either current or non-current assets based on management’s intent with regard to usage of those funds, which is dependent upon the security’s maturity date and liquidity considerations based on current market conditions. If management intends to hold the securities for longer than one year as of the balance sheet date, they are classified as non-current.

Tuition Receivable and Allowance for Doubtful Accounts

The Company records tuition receivable and contract liabilities for its students upon the start of the academic term or program. Tuition receivables are not collateralized; however, credit risk is minimized as a result of the diverse nature of the Universities’ student bases and through the participation of the majority of the students in federally funded financial aid programs. An allowance for doubtful accounts is established primarily based upon historical collection rates by age of receivable, net of estimated recoveries. These collection rates incorporate historical performance based on a student’s current enrollment status and likelihood of future enrollment. The Company periodically assesses its methodologies for estimating bad debts in consideration of actual experience.

The Company’s tuition receivable and allowance for doubtful accounts were as follows as of December 31, 2018 and 2019 (in thousands):

	December 31,	December 31,
	2018	2019
Tuition receivable	$84,151	$82,454
Allowance for doubtful accounts	(28,457)	(30,931)
Tuition receivable, net	$55,694	$51,523

Approximately $1.1 million and $1.0 million of tuition receivable is included in other assets as of December 31, 2018 and 2019, respectively, because these amounts are expected to be collected after 12 months.

The following table illustrates changes in the Company’s allowance for doubtful accounts for each of the three years ended December 31, 2019 (in thousands):

	2017	2018	2019
Allowance for doubtful accounts, beginning of period	$10,201	$12,687	$28,457
Additions charged to expense	21,751	37,704	49,072
Additions from merger	—	6,601	2,207
Write-offs, net of recoveries	(19,265)	(28,535)	(48,805)
Allowance for doubtful accounts, end of period	$12,687	$28,457	$30,931

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. In accordance with the Property, Plant, and Equipment Topic, ASC 360, the carrying values of the Company’s assets are re-evaluated when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that an impairment loss has occurred based on expected undiscounted future cash flows, then a loss is recognized using a fair value-based model. Through 2019, no such impairment loss had occurred. Depreciation and amortization of property and equipment is calculated using the straight-line method over the estimated useful lives ranging from three years to 40 years. Depreciation and amortization expense was $18.7 million, $31.4 million and $49.5 million for the years ended December 31, 2017, 2018, and 2019, respectively. Included in the 2018 and 2019 depreciation and amortization expense amount is $2.6 million and $6.3 million of depreciation expense, respectively, related to computer software acquired in the CEC merger, which is included in the amortization of intangible assets line on the consolidated statements of income.

Construction in progress includes costs of computer software developed for internal use, which is accounted for in accordance with the Internal-Use Software Topic, ASC 350-40. Computer software development costs that are incurred in the preliminary project stage are expensed as incurred. During the development stage, direct consulting costs, payroll, and payroll-related costs for employees that are directly associated with the project are capitalized and amortized over the estimated useful life of the software once placed into operation. Purchases of property and equipment and changes in accounts payable for each of the three years in the period ended December 31, 2019 in the consolidated statements of cash flows have been adjusted to exclude noncash purchases of property and equipment transactions during that period.

Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 is intended to improve financial reporting of leasing transactions by requiring organizations that lease assets to recognize assets and liabilities for the rights and obligations created by leases with a term longer than 12 months. ASU 2016-02 also requires additional quantitative and qualitative disclosures surrounding the amount, timing, and uncertainty of cash flows arising from leases. During 2018 and 2019, the FASB issued additional ASUs amending certain aspects of ASU 2016-02. On January 1, 2019, the Company adopted the new accounting standard and all of the related amendments (“ASC 842”) using the modified retrospective method. The Company applied ASU 2016-02 to all leases that had commenced as of January 1, 2019. In addition, as permitted by ASU 2016-02, comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods. The Company elected the package of practical expedients permitted under ASU 2016-02, which allowed the Company to not reassess prior conclusions regarding lease identification, lease classification, and initial direct costs under the new standard. As a result of adopting the new standard, the Company recognized a lease liability of $123 million and a right-of-use (“ROU”) lease asset of $107 million on January 1, 2019. The standard did not materially impact the Company’s consolidated statements of income and cash flows.

The Company determines if an arrangement is a lease at inception. Leases with an initial term longer than 12 months are included in right-of-use lease assets, lease liabilities, and lease liabilities, non-current on the Company’s consolidated balance sheets. The Company combines lease and non-lease components for all leases.

ROU lease assets represent the Company’s right to use an underlying asset for the lease term, and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU lease assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As the implicit interest rate for most of the Company’s leases cannot be readily determined, the Company uses its incremental borrowing rate based on information available at the commencement date in determining the present value of lease payments. Lease expense for lease payments is recognized on a straight-line basis over the lease term for operating leases.

Leases with an initial term of 12 months or less are not recorded on the balance sheet. The Company recognizes lease expense for these leases on a straight-line basis over the lease term. The Company subleases certain building space to third parties and sublease income is recognized on a straight-line basis over the lease term. See Note 8 for additional information.

Fair Value

The Fair Value Measurement Topic, ASC 820-10 (“ASC 820-10”), establishes a framework for measuring fair value, establishes a fair value hierarchy based upon the observability of inputs used to measure fair value, and expands disclosures about fair value measurements. Assets and liabilities are classified in their entirety within the fair value hierarchy based on the lowest level input that is significant to the fair value measurement. Under ASC 820-10, fair value of an investment is the price that would be received to sell an asset or to transfer a liability to an entity in an orderly transaction between market participants at the measurement date. The hierarchy gives the highest priority to assets and liabilities with readily available quoted prices in an active market and lowest priority to unobservable inputs, which require a higher degree of judgment when measuring fair value, as follows:

●	Level 1 assets or liabilities use quoted prices in active markets for identical assets or liabilities as of the measurement date;
●	Level 2 assets or liabilities use observable inputs, other than quoted market prices, that are either directly or indirectly observable in the marketplace for identical or similar assets and liabilities; and
●	Level 3 assets or liabilities use unobservable inputs that are supported by little or no market activity.

The Company’s assets and liabilities that are subject to fair value measurement are categorized in one of the three levels above. Fair values are based on the inputs available at the measurement dates, and may rely on certain assumptions that may affect the valuation of fair value for certain assets or liabilities.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price of an acquired business over the amount assigned to the assets acquired and liabilities assumed in a business combination. Indefinite-lived intangible assets, which include trade names, are recorded at fair value on their acquisition date. An indefinite life was assigned to the trade names because they have the continued ability to generate cash flows indefinitely. Goodwill and the indefinite-lived intangible assets are assessed at least annually for impairment on the first day of the fourth quarter, or more frequently if events occur or circumstances change between annual tests that would more likely than not reduce the fair value of the respective reporting unit or indefinite-lived intangible asset below its carrying amount. The Company identifies its reporting units by assessing whether the components of its operating segments constitute businesses for which discrete financial information is available and management regularly reviews the operating results of those components.

The Company’s goodwill impairment test includes an option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount based on the qualitative assessment, or that a qualitative assessment should not be performed for a reporting unit, the Company proceeds with performing a quantitative goodwill impairment test. In performing the quantitative goodwill impairment test, the Company compares the fair value of the reporting unit to the carrying value of its net assets. If the fair value of the reporting unit exceeds the carrying value of the net assets of the reporting unit, goodwill is not impaired and no further testing is required. If the carrying value of the net assets of the reporting unit exceeds the fair value of the reporting unit, an impairment loss is recognized to the extent the fair value of the reporting unit is less than the carrying value of the reporting unit’s net assets.

Finite-lived intangible assets that are acquired in business combinations are recorded at fair value on their acquisition dates and are amortized on a straight-line basis over the estimated useful life of the asset. Finite-lived intangible assets consist of student relationships.

The Company reviews its finite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such assets are not recoverable, a potential impairment loss is recognized to the extent the carrying amount of the assets exceeds the fair value of the assets.

Authorized Stock

The Company has authorized 32,000,000 shares of common stock, par value $.01, of which 21,743,498 and 21,964,809 shares were issued and outstanding as of December 31, 2018 and 2019, respectively. The Company also has authorized 8,000,000 shares of preferred stock, none of which is issued or outstanding. Before any preferred stock may be issued in the future, the Board of Directors would need to establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and the terms or conditions of the redemption of the preferred stock.

The Board of Directors declared a quarterly cash dividend of $0.50 per common share in the first, second, and third quarters of 2019 and a quarterly cash dividend of $0.60 per common share in the fourth quarter of 2019. The Company paid these quarterly cash dividends in each of March, June, September and December of 2019.

Advertising Costs

The Company expenses advertising costs in the quarter incurred. Advertising costs were $66.8 million, $102.6 million and $149.8 million for the years ended December 31, 2017, 2018, and 2019, respectively, following the merger with CEC in August 2018, and are included within General and administration expense in our consolidated statements of income.

Stock-Based Compensation

As required by the Stock Compensation Topic, ASC 718, the Company measures and recognizes compensation expense for all share-based payment awards made to employees and directors, including employee stock options, restricted stock, restricted stock units, performance stock units, and employee stock purchases related to the Company’s Employee Stock Purchase Plan, based on estimated fair values. The Company records compensation expense for all share-based payment awards ratably over the vesting period. For awards with graded vesting, the Company measures fair value and records compensation expense separately for each vesting tranche. Stock-based compensation expense recognized in the consolidated statements of income for each of the three years in the period ended December 31, 2019 is based on awards ultimately expected to vest and, therefore, has been adjusted for estimated forfeitures. The Company estimates forfeitures at the time of grant and revises the estimate, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The forfeiture rate used is based on historical experience. The Company also assesses the likelihood that performance criteria associated with performance-based awards will be met. If it is determined that it is more likely than not that performance criteria will not be achieved, the Company revises its estimate of the number of shares it believes will ultimately vest. Refer to Note 13 for additional information.

Net Income (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the periods. Diluted earnings (loss) per share reflects the potential dilution that could occur assuming conversion or exercise of all dilutive unexercised stock options, restricted stock, and restricted stock units. The dilutive effect of stock awards was determined using the treasury stock method. Under the treasury stock method, all of the following are assumed to be used to repurchase shares of the Company’s common stock: (1) the proceeds received from the exercise of stock options, and (2) the amount of compensation cost associated with the stock awards for future service not yet recognized by the Company. Stock options are not included in the computation of diluted earnings (loss) per share when the stock option exercise price of an individual grant exceeds the average market price for the period.

Set forth below is a reconciliation of shares used to calculate basic and diluted earnings (loss) per share for each of the three years ended December 31, 2019 (in thousands):

	2017	2018	2019
Weighted average shares outstanding used to compute basic earnings per share	10,678	15,190	21,725
Incremental shares issuable upon the assumed exercise of stock options	39	—	54
Unvested restricted stock and restricted stock units	482	—	318
Shares used to compute diluted earnings (loss) per share	11,199	15,190	22,097

During the years ended December 31, 2018 and 2019, the Company had approximately 611,000 and 16,000 shares, respectively excluded from the diluted earnings (loss) per share calculation because the effect would have been antidilutive. During the year ended December 31, 2017, the Company had no issued and outstanding awards that were excluded from the calculation.

Comprehensive Income (Loss)

Comprehensive income (loss) includes net income (loss) and all changes in the Company’s equity during a period from non-owner sources, which for the Company consists of unrealized gains and losses on available-for-sale marketable securities, net of tax. As of December 31, 2018 and 2019, the balance of accumulated other comprehensive income was $32,000, net of tax of $10,000 and $233,000, net of tax of $90,000, respectively. There were no reclassifications out of accumulated other comprehensive income to net income (loss) for the years ended December 31, 2018 and 2019. There were no changes in equity from non-owner sources for the year ended December 31, 2017.

Income Taxes

The Company provides for deferred income taxes based on temporary differences between financial statement and income tax bases of assets and liabilities using enacted tax rates in effect in the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount that more likely than not will be realized.

The Income Taxes Topic, ASC 740, requires the company to determine whether uncertain tax positions should be recognized within the Company’s financial statements. The Company recognizes interest and penalties, if any, related to uncertain tax positions in income tax expense. Uncertain tax positions are recognized when a tax position, based solely on its technical merits, is determined more likely than not to be sustained upon examination. Upon determination, uncertain tax positions are measured to determine the amount of benefit that is greater than 50% likely to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. A tax position is derecognized if it no longer meets the more likely than not threshold of being sustained.

The tax years since 2016 remain open for federal tax examination and the tax years since 2015 remain open to examination by state and local taxing jurisdictions in which the Company is subject.

Other Investments

The Company holds investments in limited partnerships that invest in innovative companies in the health care and education-related technology fields. The Company accounts for the investments in limited partnerships under the equity method. The Company’s pro-rata share in the net income of the limited partnerships is included in Other income in our consolidated statements of income. The Company accounts for the investments made through its venture fund, SEI Ventures, at cost less impairment as these investments do not have readily determinable fair value.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the period reported. The most significant management estimates include allowances for doubtful accounts, useful lives of property and equipment and intangible assets, incremental borrowing rates, potential sublease income and vacancy periods, accrued expenses, forfeiture rates and the likelihood of achieving performance criteria for stock-based awards, value of free courses earned by students that will be redeemed in the future, valuation of goodwill and intangible assets, and the provision for income taxes. Actual results could differ from those estimates.

Recently Adopted Accounting Pronouncements

In June 2018, the FASB issued ASU No. 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”), which simplifies the accounting for share-based payments granted to nonemployees for goods and services. ASU 2018-07 aligns guidance on share-based payments to nonemployees with the requirements for share-based payments granted to employees, including determination of the measurement date and accounting for performance conditions and for share-based payments after vesting. The Company adopted this guidance as of January 1, 2019 with no material impact on its consolidated financial statements

Recently Issued Accounting Standards Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). The new guidance revises the accounting requirements related to the measurement of credit losses and will require organizations to measure all expected credit losses for financial assets based on historical experience, current conditions, and reasonable and supportable forecasts about collectibility. Assets must be presented in the financial statements at the net amount expected to be collected. During 2019, the FASB issued additional ASUs amending certain aspects of ASU 2016-13. The guidance will be effective for the Company’s annual and interim reporting periods beginning January 1, 2020, with early adoption permitted. The Company is evaluating this standard and believes that adoption will not significantly impact its financial condition or results of operations.

Other ASUs issued by the FASB but not yet effective are not expected to have a material effect on the Company’s consolidated financial statements.

3.   Business Combinations

Merger with Capella Education Company

On August 1, 2018, the Company completed its merger with CEC and its wholly-owned subsidiaries, pursuant to a merger agreement dated October 29, 2017. The merger enabled the Company to become a national leader in education innovation that improves affordability and enhances career outcomes by offering complementary programs and sharing academic and technological best practices, through a best-in-class corporate platform supporting two independent universities.

Pursuant to the merger agreement, the Company issued 0.875 shares of the Company’s common stock for each issued and outstanding share of CEC common stock. Outstanding equity awards held by existing CEC employees and certain non-employee directors of CEC were assumed by the Company and converted into comparable Company awards at the exchange ratio. Outstanding equity awards held by CEC non-employee directors who did not serve as directors of the Company after completion of the merger were converted to Company awards and settled. Outstanding equity awards held by former CEC employees were settled upon completion of the merger in exchange for cash payments as specified in the merger agreement.

The following table summarizes the components of the aggregate consideration transferred for the acquisition of CEC (in thousands):

Fair value of Company common stock issued in exchange for CEC outstanding shares(1)	$1,209,483
Fair value of Company equity-based awards issued in exchange for CEC equity-based awards	27,478
Total fair value of consideration transferred	$1,236,961
(1)	The Company issued 10,263,775 common shares at a market price of $117.84 in exchange for each issued and outstanding share of CEC common stock.

The Company applied the acquisition method of accounting to CEC’s business, whereby the excess of the acquisition date fair value of consideration transferred over the fair value of identifiable net assets was allocated to goodwill. Goodwill reflects workforce and synergies expected from cost savings, operations, and revenue enhancements of the combined company that are expected to result from the acquisition. The goodwill recorded as part of the merger was allocated to the Strayer University and Capella University reportable segments in the amount of $330.6 million and $394.7 million, respectively, and is not deductible for tax purposes.

The Company incurred $20.1 million of acquisition-related costs which were recognized in Merger and integration costs in the consolidated statements of income. Issuance costs of $0.1 million were recognized in additional paid-in capital in the consolidated balance sheets.

During the year ended December 31, 2019, the Company finalized the fair value of assets acquired and liabilities assumed. Measurement period adjustments were reflected in the periods in which the adjustments occurred. During the three months ended December 31, 2018, the Company recorded measurement period adjustments that reduced cash and cash equivalents, other assets, and deferred income taxes by $0.5 million, $1.4 million, and $0.1 million, respectively. These adjustments resulted in a $1.8 million increase to goodwill recognized in connection with the CEC merger during the three months ended December 31, 2018.

During the year ended December 31, 2019, the Company recorded measurement period adjustments that reduced deferred income taxes and current assets by $3.8 million and $1.9 million, respectively, and increased current liabilities and long-term liabilities by $1.3 million and $0.1 million, respectively. These adjustments resulted in a $0.5 million decrease to goodwill recognized in connection with the CEC merger during the year ended December 31, 2019. All measurement period adjustments are reflected in the fair value of assets acquired and liabilities assumed in the table below.

The fair value of assets acquired and liabilities assumed, as well as a reconciliation to consideration transferred is presented in the table below (in thousands):

Cash and cash equivalents	$167,859
Marketable securities	31,419
Tuition receivable	36,716
Income tax receivable	163
Other current assets	9,041
Marketable securities, non-current	34,700
Property and equipment, net	53,182
Other assets	14,556
Intangible assets	349,800
Goodwill	725,275
Total assets acquired	1,422,711
Accounts payable and accrued expenses	(48,103)
Contract liabilities	(39,000)
Deferred income taxes	(96,320)
Other long-term liabilities	(2,327)
Total liabilities assumed	(185,750)
Total consideration	$1,236,961

The table below presents a summary of intangible assets acquired (in thousands) and the weighted average useful lives of these assets:

		Weighted
		Average
		Useful Life in
	Fair Value	Years
Trade names	$183,800	Indefinite
Student relationships	166,000	3
	$349,800

The Company determined the fair value of assets acquired and liabilities assumed based on assumptions that reasonable market participants would use while employing the concept of highest and best use of the assets and liabilities. The Company utilized the following assumptions, some of which include significant unobservable inputs which would qualify the valuations as Level 3 measurements, and valuation methodologies to determine fair value:

●	Intangible assets - To determine the fair value of the trade name, the Company used the relief from royalty approach. The excess earnings method was used to estimate the fair value of student relationships.
●	Property and equipment - Included in property and equipment is course content of $14.0 million, valued using the relief from royalty approach, and internally developed software of $5.0 million, valued using the cost approach. Each will be amortized over three years. All other property and equipment was valued at estimated cost.
●	Contract liabilities - The Company estimated the fair value of contract liabilities using the cost build-up method, which represents the cost to deliver the services plus a normal profit margin.
●	Other current and noncurrent assets and liabilities - The carrying value of all other assets and liabilities approximated fair value at the time of acquisition.

The operations of CEC were included in the consolidated financial statements as of the acquisition date. The revenue and net loss for CEC reported within the consolidated statements of income for the year ended December 31, 2018 were $160.4 million and $39.6 million, respectively.

Pro Forma Financial information

The following unaudited pro forma information has been presented as if the CEC acquisition occurred on January 1, 2017. The information is based on the historical results of operations of the acquired business, adjusted for:

●	The allocation of purchase price and related adjustments, including the adjustments to amortization expense related to the fair value of intangible assets acquired;
●	The exclusion of acquisition-related costs incurred during the years ended December 31, 2017 and 2018;
●	Associated tax-related impacts of adjustments; and
●	Changes to align accounting policies.

The pro forma results do not necessarily represent what would have occurred if the acquisition had actually taken place on January 1, 2017, nor do they represent the results that may occur in the future. The pro forma adjustments are based on available information and upon assumptions the Company believes are reasonable to reflect the impact of this acquisition on the Company’s historical financial information on a supplemental pro forma basis. The following table presents the Company’s pro forma combined revenues and net income (in thousands). Pro forma results for the year ended December 31, 2019 are not presented below because the results of CEC are included in the Company’s December 31, 2019 consolidated statement of income.

	Pro Forma Combined
	Year Ended December	Year Ended December
	31, 2017	31, 2018
Revenue	$895,262	$923,945
Net Income	16,364	41,058

Acquisition of New York Code and Design Academy

On January 13, 2016, the Company acquired all of the outstanding stock of the New York Code and Design Academy, Inc., a provider of web and application software development courses based in New York City. The purchase price included contingent cash payments of up to $12.5 million payable based on NYCDA’s results of operations over 5 years (the “Earnout”). In 2017, the Company recorded a $7.8 million fair value adjustment to reduce the Earnout liability to zero as the Company estimated that no amounts under the Earnout would be paid. The Earnout fair value adjustment is included in the Fair value adjustments and impairment of intangible assets line on the consolidated statements of income. No fair value adjustments were recorded to the Earnout liability in the years ended December 31, 2018 and 2019. The maximum possible amount that could still be paid under the Earnout is $11.5 million.

4.   Revenue Recognition

The Company’s revenues primarily consist of tuition revenue arising from educational services provided in the form of classroom instruction and online courses. Tuition revenue is deferred and recognized ratably over the period of instruction, which varies depending on the course format and chosen program of study. Strayer University’s educational programs and Capella University’s GuidedPath classes typically are offered on a quarterly basis and such periods coincide with the Company’s quarterly financial reporting periods, while Capella University’s FlexPath courses are delivered over a twelve-week subscription period.

The following table presents the Company’s revenues from contracts with customers disaggregated by material revenue category for the years ended December 31, 2017, 2018, and 2019 (in thousands):

	2017	2018	2019
Strayer University Segment
Tuition, net of discounts, grants and scholarships	$433,938	$455,765	$517,586
Other(1)	20,913	22,074	19,383
Total Strayer University Segment	454,851	477,839	536,969

Capella University Segment
Tuition, net of discounts, grants and scholarships	—	148,168	438,676
Other(1)	—	8,178	21,492
Total Capella University Segment	—	156,346	460,168

Consolidated revenue	$454,851	$634,185	$997,137
(1)	Other revenue is primarily comprised of academic fees, sales of textbooks, other course materials, and other revenue streams.

During the first quarter of fiscal year 2020, we changed our organizational structure resulting in two reportable segments: Strayer University segment and Capella University segment. As a result, we have retrospectively reassigned the revenue balance to reflect our new segment structure.

Revenues are recognized when control of the promised goods or services is transferred to customers in an amount that reflects the consideration the Company expects to be entitled to receive in exchange for those goods and services. The Company applies the five-step revenue model under ASC 606 to determine when revenue is earned and recognized.

Arrangements with students may have multiple performance obligations. For such arrangements, the Company allocates net tuition revenue to each performance obligation based on its relative standalone selling price. The Company generally determines standalone selling prices based on the prices charged to customers and observable market prices. The standalone selling price of material rights to receive free classes in the future is estimated based on class tuition prices and likelihood of redemption based on historical student attendance and completion behavior.

At the start of each academic term or program, a contract liability is recorded for academic services to be provided and a tuition receivable is recorded for the portion of the tuition not paid in advance. Any cash received prior to the start of an academic term or program is recorded as a contract liability. Some students may be eligible for scholarship awards, the estimated value of which will be realized in the future and is deducted from revenue when earned, based on historical student attendance and completion behavior. Contract liabilities are recorded as a current or long-term liability in the consolidated balance sheets based on when the benefit is expected to be realized.

Course materials available through Capella University enable students to access electronically all required materials for courses in which they enroll during the quarter. Revenue derived from course materials is recognized ratably over the duration of the course as the Company provides the student with continuous access to these materials during the term. For sales of certain other course materials, the Company is considered the agent in the transaction, and as such, the Company recognizes revenue net of amounts owed to the vendor at the time of sale. Revenues also include certain academic fees recognized within the quarter of instruction, and certificate revenue and licensing revenue, which are recognized as the services are provided.

Graduation Fund

In 2013, Strayer University introduced the Graduation Fund, which allows new undergraduate students to earn tuition credits that are redeemable in the final year of a student’s course of study if he or she successfully remains in the program. New students registering in credit-bearing courses in any undergraduate program receive one free course for every three courses that are successfully completed. Students must meet all of Strayer University’s admission requirements, and must be enrolled in a bachelor’s degree program. The Company’s employees and their dependents are not eligible for the program. Students who have more than one consecutive term of non-attendance lose any Graduation Fund credits earned to date, but may earn and accumulate new credits if the student is reinstated or readmitted by Strayer University in the future.

Revenue from students participating in the Graduation Fund is recorded in accordance with ASC 606. The Company defers the value of the related performance obligation associated with the credits estimated to be redeemed in the future based on the underlying revenue transactions that result in progress by the student toward earning the benefit. The Company’s estimate of the benefits that will be redeemed in the future is based on its historical experience of student persistence toward completion of a course of study within this program and similar programs. Each quarter, the Company assesses its methodologies and assumptions underlying these estimates, and to date, any adjustments to the estimates have not been material. The amount estimated to be redeemed in the next 12 months is $19.6 million and is included as a current contract liability in the consolidated balance sheets. The remainder is expected to be redeemed within two to four years.

The table below presents activity in the Graduation Fund for the years ended December 31, 2018 and 2019 (in thousands):

	December 31,	December 31,
	2018	2019
Balance at beginning of period	$37,400	$43,329
Revenue deferred	27,349	30,071
Benefit redeemed	(21,420)	(23,759)
Balance at end of period	$43,329	$49,641

Unbilled receivables – Student tuition

Academic materials may be shipped to certain new undergraduate students in advance of the term of enrollment. Under ASC 606, the materials represent a performance obligation to which the Company allocates revenue based on the fair value of the materials relative to the total fair value of all the performance obligations in the arrangement with the student. When control of the materials passes to the student in advance of the term of enrollment, an unbilled receivable and related revenue is recorded. Following adoption of ASC 606 on January 1, 2018, the balance of unbilled receivables related to such materials was $1.3 million as of December 31, 2019, and is included in tuition receivable.

5.   Restructuring and Related Charges

In October 2013, the Company implemented a restructuring to better align the Company’s resources with student enrollments at the time. This restructuring included the closing of 20 physical locations and reductions in the number of campus-based and corporate employees. At the time of this restructuring, a liability for lease obligations, some of which continue through 2022, was recorded and measured at fair value using a discounted cash flow approach encompassing significant unobservable inputs (Level 3). The estimation of future cash flows included non-cancelable contractual lease costs over the remaining terms of the leases discounted at the Company’s marginal borrowing rate of 4.5%, partially offset by estimated future sublease rental income discounted at credit-adjusted rates.

In addition, the Company incurred personnel-related restructuring charges due to cost reduction efforts and management changes. These changes are primarily intended to integrate CEC successfully and establish an efficient ongoing cost structure for the Company.

The following details the changes in the Company’s restructuring liability for the years ended December 31, 2017, 2018, and 2019 (in thousands):

	Lease and Related	Severance and Other Employee
	Costs, Net	Separation Costs	Total
Balance at December 31, 2016	$11,985	$—	$11,985
Restructuring and other charges(1)	—	3,414	3,414
Payments	(3,623)	(3,414)	(7,037)
Adjustments(2)	419	—	419
Balance at December 31, 2017	8,781	—	8,781
Restructuring and other charges(1)	—	16,319	16,319
Payments	(2,684)	(1,972)	(4,656)
Adjustments(2)	443	—	443
Balance at December 31, 2018(3)	6,540	14,347	20,887
Restructuring and other charges(1)	—	3,920	3,920
Payments	—	(9,984)	(9,984)
Adjustments(2)	(6,540)	—	(6,540)
Balance at December 31, 2019(3)	$—	$8,283	$8,283
(1)	Restructuring and other charges were $3.4 million, $16.3 million, and $3.9 million for the years ended December 31, 2017, 2018, and 2019, respectively. Restructuring and other charges are included in Merger and integration costs on the consolidated statements of income.
(2)	For the years ended December 31, 2017 and 2018, adjustments include accretion of interest on lease costs, partially offset by changes in the timing and expected income from subleases. For the year ended December 31, 2019, adjustments represent the impact of adopting ASC 842 on January 1, 2019. In accordance with ASC 842, the lease related restructuring liability balance as of December 31, 2018 was netted against the initial ROU lease asset recognized upon adoption. Asset retirement obligations related to these restructured properties are also included in the adjustments amount.
(3)	The current portion of restructuring liabilities was $9.8 million and $6.4 million as of December 31, 2018 and December 31, 2019, respectively, which are included in accounts payable and accrued expenses. The long-term portion is included in other long-term liabilities.

6.   Marketable Securities

The following is a summary of available-for-sale securities as of December 31, 2019 (in thousands):

		Gross	Gross Unrealized	Estimated Fair
	Amortized Cost	Unrealized Gain	(Losses)	Value
Corporate debt securities	$42,584	$165	$(40)	$42,709
Tax-exempt municipal securities	23,301	112	(215)	23,198
Variable rate demand notes	5,600	—	—	5,600
Total	$71,485	$277	$(255)	$71,507

The following is a summary of available-for-sale securities as of December 31, 2018 (in thousands):

		Gross	Gross Unrealized	Estimated Fair
	Amortized Cost	Unrealized Gain	(Losses)	Value
Corporate debt securities	$48,202	$12	$(284)	$47,930
Tax-exempt municipal securities	22,858	45	(34)	22,869
Variable rate demand notes	4,000	—	—	4,000
Total	$75,060	$57	$(318)	$74,799

The unrealized gains and losses on the Company’s investments in municipal and corporate debt securities as of December 31, 2018 and 2019 were caused by changes in market values primarily due to interest rate changes. As of December 31, 2019, the Company had no securities which were in an unrealized loss position for a period longer than twelve months. The Company does not intend to sell these securities, and it is not more likely than not that the Company will be required to sell these securities prior to the recovery of their amortized cost basis, which may be at maturity. No other-than-temporary impairment charges were recorded during the years ended December 31, 2018 and 2019.

The following table summarizes the maturities of the Company’s marketable securities as of December 31, 2018 and 2019 (in thousands):

	December 31, 2018	December 31, 2019
Due within one year	$37,121	$34,874
Due after one year through five years	37,678	36,633
Total	$74,799	$71,507

Amounts due within one year in the table above included $5.6 million of variable rate demand notes, with contractual maturities ranging from 18 years to 26 years as of December 31, 2019. The variable rate demand notes are floating rate municipal bonds with embedded put options that allow the Company to sell the security at par plus accrued interest on a settlement basis ranging from one day to seven days. The Company has classified these securities based on their effective maturity date, which ranges from one day to seven days from the balance sheet date.

The Company received $16.4 million and $43.8 million of proceeds from the maturities of available-for-sale securities during the years ended December 31, 2018 and 2019, respectively. The Company did not record any gross realized gains or gross realized losses in net income during the years ended December 31, 2018 and 2019. Additionally, there were no proceeds from sales of marketable securities prior to maturity during the years ended December 31, 2018 and 2019.

7.   Property and Equipment

The composition of property and equipment as of December 31, 2018 and 2019 is as follows (in thousands):

			Estimated useful
	2018	2019	life (years)
Land	$7,138	$7,138	—
Buildings and improvements	20,883	21,143	5- 40
Furniture and office equipment	76,856	73,457	5- 7
Computer hardware	13,546	10,173	3- 7
Computer software	129,519	137,150	3- 10
Leasehold improvements	44,215	49,241	3- 10
Construction in progress	8,354	7,808	—
	300,511	306,110
Accumulated depreciation and amortization	(177,834)	(189,081)
	$122,677	$117,029

Construction in progress includes costs associated with the construction and renovation of campuses and the development of information technology applications.

8.   Leases

The Company has long-term, non-cancelable operating leases for campuses and other administrative facilities. These leases generally range from 1 year to 10 years and may include renewal options to extend the lease term. In addition, the leases commonly include lease incentives in the form of rent abatements and tenant improvement allowances (“TIAs”). The Company subleases certain portions of unused building space to third parties. During the year ended December 31, 2019, the Company recognized $33.5 million of lease costs.

The components of lease costs were as follows for the year ended December 31, 2019 (in thousands):

Year ended
December 31, 2019
Lease cost:
Operating lease cost(1)	$35,335
Short-term lease cost	885
Sublease income	(2,696)
Total lease costs	$33,524
(1)	Operating lease cost includes a $6.0 million of right-of-use lease asset impairment charge, which is included in Merger and integration costs on the consolidated statements of income, related to redundant leased space that was vacated during the year.

The following table provides a summary of the Company’s average lease term and discount rate as of December 31, 2019:

As of December 31, 2019
Weighted-average remaining lease term (years)	5.7
Weighted-average discount rate	4.15%

Supplemental information related to the Company’s leases for the year ended December 31, 2019 (in thousands):

Year ended
December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities	$32,883
Right-of-use assets obtained in exchange for operating lease liabilities	$4,431
Leasehold improvements obtained in exchange for TIAs paid directly to third parties	$2,156

Maturities of lease liabilities (in thousands):

Year Ending December 31,
2020	$29,178
2021	24,351
2022	15,479
2023	12,376
2024	10,692
Thereafter	27,592
Total lease payments(1)	119,668
Less: interest	(13,827)
Present value of lease liabilities	$105,841
(1)	Excludes $6.5 million of legally binding minimum payments for leases signed but not yet commenced.

The minimum rental commitments for the Company as of December 31, 2018 were as follows (in thousands):

Minimum
Rental
Commitments(1)
2019	$33,600
2020	28,399
2021	23,485
2022	13,770
2023	10,316
Thereafter	32,745
Total	$142,315
(1)	Amounts are based on the accounting guidance in ASC 840, Leases, that was superseded upon the Company’s adoption of ASC 842 on January 1, 2019.

Rent expense was $33.6 million and $35.9 million for the years ended December 31, 2017 and 2018, respectively.

9.   Fair Value Measurement

Assets and liabilities measured at fair value on a recurring basis consist of the following as of December 31, 2019 (in thousands):

		Fair Value Measurements at Reporting Date Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	December 31,	Assets/Liabilities	Inputs	Inputs
	2019	(Level 1)	(Level 2)	(Level 3)
Assets:
Money market funds	$30,693	$30,693	$—	$—
Marketable securities:
Corporate debt securities	42,709	—	42,709	—
Tax-exempt municipal securities	23,198	—	23,198	—
Variable rate demand notes	5,600	—	5,600	—
Total assets at fair value on a recurring basis	$102,200	$30,693	$71,507	$—

Liabilities:
Deferred payments	$3,257	$—	$—	$3,257

Assets and liabilities measured at fair value on a recurring basis consist of the following as of December 31, 2018 (in thousands):

		Fair Value Measurements at Reporting Date Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	December 31,	Assets/Liabilities	Inputs	Inputs
	2018	(Level 1)	(Level 2)	(Level 3)
Assets:
Money market funds	$1,791	$1,791	$—	$—
Marketable securities:
Corporate debt securities	48,430	—	48,430	—
Tax-exempt municipal securities	22,869	—	22,869	—
Variable rate demand notes	4,000	—	4,000	—
Total assets at fair value on a recurring basis	$77,090	$1,791	$75,299	$—

Liabilities:
Deferred payments	$4,120	$—	$—	$4,120

The Company measures the above items on a recurring basis at fair value as follows:

●	Money market funds — Classified in Level 1 is excess cash the Company holds in both taxable and tax-exempt money market funds, which are included in cash and cash equivalents in the accompanying consolidated balance sheets. The Company records any net unrealized gains and losses for changes in fair value as a component of accumulated other comprehensive income in stockholders’ equity. The Company’s cash and cash equivalents held at December 31, 2018 and 2019, approximate fair value and are not disclosed in the above tables because of the short-term nature of the financial instruments.
●	Marketable securities – Classified in Level 2 and valued using readily available pricing sources for comparable instruments utilizing observable inputs from active markets. The Company does not hold securities in inactive markets.
●	Deferred payments — The Company acquired certain assets and entered into deferred payment arrangements with the sellers in transactions that occurred in 2011 and 2016. The deferred payments are classified within Level 3 as there is no liquid market for similarly priced instruments and are valued using discounted cash flow models that encompass significant unobservable inputs. The assumptions used to prepare the discounted cash flows include estimates for interest rates, enrollment growth, retention rates, and pricing strategies. These assumptions are subject to change as the underlying data sources evolve and the programs mature. The short-term portion of deferred payments was $1.6 million as of December 31, 2019 and is included in accounts payable and accrued expense.

The Company did not change its valuation techniques associated with recurring fair value measurements from prior periods and did not transfer assets or liabilities between levels of the fair value hierarchy during the years ended December 31, 2018 or 2019.

Changes in the fair value of the Company’s Level 3 liabilities during the years ended December 31, 2018 and 2019 are as follows (in thousands):

	December 31,	December 31,
	2018	2019
Balance as of the beginning of period	$4,514	$4,120
Amounts paid	(1,412)	(1,579)
Other adjustments to fair value	1,018	716
Balance at end of period	$4,120	$3,257

10.   Goodwill and Intangible Assets

Goodwill

The following table presents changes in the carrying value of goodwill by segment for the years ended December 31, 2018 and 2019 (in thousands):

	Strayer	Capella
	University	University	Total
Balance as of December 31, 2017	$20,744	$—	$20,744
Additions	330,581	393,348	723,929
Impairments	(13,944)	—	(13,944)
Adjustments	—	1,811	1,811
Balance as of December 31, 2018	337,381	395,159	732,540
Additions	—	—	—
Impairments	—	—	—
Adjustments	—	(465)	(465)
Balance as of December 31, 2019	$337,381	$394,694	$732,075

During the first quarter of fiscal year 2020, we changed our organizational structure resulting in two reportable segments: Strayer University segment and Capella University segment. As a result, we have retrospectively reassigned the goodwill balance to reflect our new segment structure.

The additions to goodwill during the year ended December 31, 2018 were due to the acquisition of CEC described in Note 3. During the year ended December 31, 2019, the Company recorded $0.5 million of net measurement period adjustments to goodwill, as described in Note 3.

The Company assesses goodwill at least annually for impairment on the first day of the fourth quarter, or more frequently if events occur or circumstances change between annual tests that would more likely than not reduce the fair value of the respective reporting unit below its carrying amount.

In 2019, the Company performed a qualitative impairment assessment of goodwill assigned to its Capella University and JWMI reporting units using the first day of the fourth quarter of 2019 as the assessment date. The Company evaluated the likelihood of impairment by considering qualitative factors relevant to the reporting units, such as macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, and any other factors that have a significant bearing on fair value. Based on the results of its qualitative impairment analysis, the Company determined that no impairment indicators existed for the Capella University and JWMI reporting units as of the assessment date.

In 2019, The Company elected to bypass a qualitative impairment assessment for goodwill assigned to the Strayer University reporting unit and proceeded directly to a quantitative impairment assessment using the first day of the fourth quarter of 2019 as the assessment date. The Company used an income-based approach to determine the fair value of the Strayer University reporting unit. The income approach consisted of a discounted cash flow model that included projections of future cash flows for the Strayer University reporting unit, calculating a terminal value, and discounting such cash flows by a risk-adjusted rate of return. The determination of fair value consists of using unobservable inputs under the fair value measurement standards.

The Company believes that the most critical assumptions and estimates used in determining the estimated fair value of the Strayer University reporting unit include, but are not limited to, the amounts and timing of expected future cash flows, the discount rate, and the terminal growth rate. The assumptions used in determining the expected future cash flows consider various factors such as historical operating trends, particularly in student enrollment and pricing, anticipated economic and regulatory conditions, reasonable expectations for planned business expansion opportunities, and long-term operating strategies and initiatives. The discount rate is based on the Company’s assumption of a prudent investor’s required rate of return for assuming the risk of investing in a particular company. The terminal growth rate reflects the sustainable operating income a reporting unit could generate in a perpetual state as a function of revenue growth, inflation, and future margin expectations. The Company also believes that these assumptions are consistent with a reasonable market participant view while employing the concept of highest and best use of the asset.

Based on the results of its quantitative impairment assessment, the Company concluded that the fair value of its Strayer University reporting unit exceeded its carrying value. Accordingly, no goodwill impairment charges were recorded during the year ended December 31, 2019. During the year ended December 31, 2018, the Company recorded a goodwill impairment charge of $13.9 million related to its NYCDA reporting unit based on a quantitative impairment analysis performed. The goodwill impairment charge represented the excess of the carrying value of the net assets of the NYCDA reporting unit over its estimated fair value and is reflected within the Fair value adjustments and impairment of intangible assets line in the consolidated statements of income. There were no goodwill impairment charges recorded during the year ended December 31, 2017.

Intangible Assets

The following table represents the balance of the Company’s intangible assets for the years ended December 31, 2018 and 2019 (in thousands):

	December 31, 2018			December 31, 2019
	Gross			Gross
	Carrying	Accumulated		Carrying	Accumulated
	Amount	Amortization	Net	Amount	Amortization	Net
Subject to amortization
Student relationships	$166,000	$(23,056)	$142,944	$166,000	$(78,389)	$87,611
Not subject to amortization
Trade names	185,400	—	185,400	185,400	—	185,400
Total	$351,400	$(23,056)	$328,344	$351,400	$(78,389)	$273,011

The Company’s finite-lived intangible assets are comprised of student relationships, which are being amortized on a straight-line basis over a three-year useful life. Straight-line amortization expense for finite-lived intangible assets reflects the pattern in which the assets’ economic benefits are consumed over their estimated useful lives. Amortization expense related to finite-lived intangible assets was $23.1 million and $55.3 million for the years ended December 31, 2018 and 2019, respectively.

The following table presents future amortization expense for finite-lived intangible assets as of December 31, 2019 (in thousands):

2020	$55,333
2021	32,278
2022	—
2023	—
2024	—
2025 and thereafter	—
Total	$87,611

Indefinite-lived intangible assets not subject to amortization consist of trade names. The Company assigned an indefinite useful life to its trade name intangible assets, as it is believed these assets have the ability to generate cash flows indefinitely. In addition, there are no legal, regulatory, contractual, economic, or other factors to limit the useful life of the trade name intangibles.

The Company assesses indefinite-lived intangible assets at least annually for impairment on the first day of the fourth quarter, or more frequently if events occur or circumstances change between annual tests that would more likely than not reduce the fair value of the respective reporting unit below its carrying amount.

In 2019, the Company performed a qualitative impairment assessment related to its indefinite-lived intangible assets using the first day of the fourth quarter of 2019 as the assessment date. The Company evaluated the likelihood of impairment by considering qualitative factors, such as macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, and any other factors that have a significant bearing on fair value.

Based on the results of its qualitative impairment analysis, the Company determined that no impairment indicators existed for the indefinite-lived intangible assets as of the assessment date. Accordingly, no impairment charges related to indefinite-lived intangible assets were recorded during the year ended December 31, 2019. During the year ended December 31, 2018, the Company recorded an indefinite-lived intangible asset impairment charge of $5.4 million related to the NYCDA trade name based on a quantitative impairment analysis performed. The indefinite-lived intangible asset impairment charge represented the excess of the carrying value of the NYCDA trade name over its estimated fair value and is reflected within the Fair value adjustments and impairment of intangible assets line in the consolidated statements of income. There were no indefinite-lived intangible asset impairment charges recorded during the year ended December 31, 2017.

11.   Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following as of December 31, 2018 and 2019 (in thousands):

	2018	2019
Trade payables	$36,566	$47,503
Accrued compensation and benefits	35,844	33,924
Accrued student obligations	4,284	4,580
Real estate liabilities	5,156	751
Other	4,129	4,070
Accounts payable and accrued liabilities	$85,979	$90,828

12.   Long Term Debt

On August 1, 2018, the Company entered into an amended credit facility (the “Amended Credit Facility”), which provides for a senior secured revolving credit facility (the “Revolver”) in an aggregate principal amount of up to $250 million. The Amended Credit Facility provides the Company with an option, under certain conditions, to increase the commitments under the Revolver or establish one or more incremental term loans (each, an “Incremental Facility”) in an amount up to the sum of (x) $150 million and (y) if such Incremental Facility is incurred in connection with a permitted acquisition, any amount so long as the Company’s leverage ratio (calculated on a trailing four-quarter basis) on a pro forma basis will be no greater than 1.75:1.00. The maturity date of the Amended Credit Facility is August 1, 2023. The Company paid approximately $1.2 million in debt financing costs associated with the Amended Credit Facility, and these costs are being amortized on a straight-line basis over the five-year term of the Amended Credit Facility.

Borrowings under the Revolver will bear interest at a per annum rate equal to, at the Company’s election, LIBOR or a base rate, plus a margin ranging from 1.50% to 2.00% depending on the Company’s leverage ratio. The Company also is subject to a quarterly unused commitment fee ranging from 0.20% to 0.30% per annum depending on the Company’s leverage ratio, times the daily unused amount under the Revolver.

The Amended Credit Facility is guaranteed by all domestic subsidiaries, subject to certain exceptions, and secured by substantially all of the assets of the Company and its subsidiary guarantors. The Amended Credit Facility contains customary affirmative and negative covenants, representations, warranties, events of default, and remedies upon default, including acceleration and rights to foreclose on the collateral securing the Amended Credit Facility. In addition, the Amended Credit Facility requires that the Company satisfy certain financial maintenance covenants, including:

●	A leverage ratio of not greater than 2 to 1. Leverage ratio is defined as the ratio of total debt to trailing four-quarter EBITDA (earnings before interest, taxes, depreciation, amortization, and noncash charges, such as stock-based compensation).
●	A coverage ratio of not less than 1.75 to 1. Coverage ratio is defined as the ratio of trailing four-quarter EBITDA and rent expense to trailing four-quarter interest and rent expense.
●	A U.S. Department of Education (“Department” or “Department of Education”) Financial Responsibility Composite Score of not less than 1.5.

The Company was in compliance with all the covenants of the Amended Credit Facility at December 31, 2019.

During the years ended December 31, 2018 and 2019, the Company paid unused commitment fees of

 $0.4 million and $0.5 million, respectively. The Company had no borrowings under the Revolver during 2017, 2018 and 2019.

13.   Equity Awards

On November 6, 2018, the Company’s shareholders approved the Strategic Education, Inc. 2018 Equity Compensation Plan (the “2018 Plan”), which replaced the Strayer Education, Inc. 2015 Equity Compensation Plan (the “2015 Plan”). The 2018 Plan provides for the granting of restricted stock, restricted stock units, stock options intended to qualify as incentive stock options, options that do not qualify as incentive stock options, and other forms of equity compensation and performance-based awards to employees, officers, and directors of the Company, or to a consultant or advisor to the Company, at the discretion of the Board of Directors. Vesting provisions are at the discretion of the Board of Directors. Options may be granted at option prices based at or above the fair market value of the shares at the date of grant. The maximum term of the awards granted under the 2018 Plan is ten years. The number of shares of common stock authorized for issuance under the 2018 Plan is 700,000, plus the number of shares available for grant under the 2015 Plan at the time of stockholder approval of the 2018 Plan, plus the number of shares which may in the future become available under the 2015 Plan due to forfeitures of outstanding awards. As of December 31, 2019, the Company has issued and outstanding awards under the 2018 Plan as well as the 2015 Plan, the Capella Education Company 2005 Stock Incentive Plan, and the Capella Education Company 2014 Equity Incentive Plan (collectively, the “Prior Plans”).

Dividends paid on unvested restricted stock are reimbursed to the Company, and dividend equivalents accumulated on unvested restricted stock units are forfeited, if the recipient forfeits his or her shares as a result of termination of employment prior to vesting in the award, other than as a result of the recipient’s death, disability, or certain qualifying terminations in connection with a change in control of the Company, or unless waived by the Company.

Restricted Stock and Restricted Stock Units

The table below sets forth the restricted stock and restricted stock units activity for each of the three years in the period ended December 31, 2019:

		Weighted-
	Number of	average
	shares or units	grant price
Balance, December 31, 2016	727,100	$97.53
Grants	75,140	82.18
Vested shares	(84,908)	66.60
Forfeitures	(1,204)	62.28
Balance, December 31, 2017	716,128	99.65
Grants	159,005	93.30
Awards assumed through acquisition of CEC	136,324	118.29
Vested shares	(236,164)	76.78
Forfeitures	(37,343)	83.69
Balance, December 31, 2018	737,950	114.43
Grants	158,748	128.87
Vested shares	(393,588)	141.75
Forfeitures	(34,160)	79.02
Balance, December 31, 2019	468,950	$98.98

Stock Options

The table below sets forth the stock option activity and other stock option information for each of the three years in the period ended December 31, 2019:

			Weighted-
			average
		Weighted-	remaining	Aggregate
	Number of	average	contractual	intrinsic value(1)
	shares	exercise price	life (years)	(in thousands)
Balance, December 31, 2016	100,000	$51.95	4.1	$2,868
Grants	—	—
Exercises	—	—
Forfeitures	—	—
Balance, December 31, 2017	100,000	51.95	3.1	3,763
Grants	—	—
Awards assumed through acquisition of CEC	319,846	66.98
Exercises	(162,831)	58.11
Forfeitures	(769)	51.96
Balance, December 31, 2018	256,246	66.80	7.0	11,947
Grants	—	—
Exercises	(208,114)	67.61
Forfeitures/Expirations	(2,036)	58.38
Balance, December 31, 2019	46,096	$63.49	5.2	$4,398
Exercisable, December 31, 2019	24,246	$60.27	4.0	$2,391
(1)	The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between the Company’s closing stock price on the respective trading day and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holder had all options been exercised on the respective trading day. The amount of intrinsic value will change based on the fair market value of the Company’s common stock.

The Company received $8.6 million and paid $1.8 million of net cash proceeds related to stock options exercised during the years ended December 31, 2018 and 2019, respectively. The aggregate intrinsic value of the stock options exercised during the years ended December 31, 2018 and 2019 was $11.3 million and $17.4 million, respectively. No stock options were exercised during the year ended December 31, 2017.

Valuation and Expense Information under Stock Compensation Topic ASC 718

At December 31, 2019, total stock-based compensation cost which has not yet been recognized was $24.7 million for unvested restricted stock, restricted stock units, and stock option awards. This cost is expected to be recognized over the next 23 months on a weighted-average basis. Approximately 313,000 shares of restricted stock awards are subject to performance conditions. The accrual for stock-based compensation for performance awards is based on the Company’s estimates that such performance criteria are probable of being achieved over the respective vesting periods. Such a determination involves judgment surrounding the Company’s ability to maintain regulatory compliance. If the performance targets are not reached during the respective vesting period, or it is determined it is more likely than not that the performance criteria will not be achieved, related compensation expense is adjusted.

The following table reflects the amount of stock-based compensation expense recorded in each of the expense line items for the years ended December 31, 2017, 2018, and 2019 (in thousands):

	2017	2018	2019
Instructional and support costs	$1,943	$2,588	$3,823
General and administration	9,684	10,702	7,970
Merger and integration costs	—	2,242	367
Stock-based compensation expense included in operating expense	11,627	15,532	12,160
Tax benefit	4,593	3,922	3,126
Stock-based compensation expense, net of tax	$7,034	$11,610	$9,034

During the years ended December 31, 2017, 2018, and 2019, the Company recognized tax windfalls related to share-based payment arrangements of approximately $0.6 million, $3.5 million, and $4.0 million, respectively, which were adjustments to the provision (benefit) for income taxes.

14.   Other Long-Term Liabilities

Other long-term liabilities consist of the following as of December 31, 2018 and 2019 (in thousands):

	2018	2019
Contract liabilities, net of current portion	$23,880	$30,925
Deferred payments related to acquisitions	5,904	4,963
Deferred rent and other facility costs	6,837	1,961
Employee separation costs	6,800	1,838
Loss on facilities not in use	4,332	—
Lease incentives	2,300	—
Other	1,263	1,764
Other long-term liabilities	$51,316	$41,451

Contract Liabilities

As discussed in Note 4, in connection with its student tuition contracts, the Company has an obligation to provide free classes in the future should certain eligibility conditions be maintained (the Graduation Fund). Long-term contract liabilities represent the amount of revenue under these arrangements that the Company expects will be realized after one year.

Employee Separation Costs

Severance and other employee separation costs to be paid after one year.

Deferred Rent and Other Facility Costs and Loss on Facilities Not in Use

Prior to the adoption of ASC 842 on January 1, 2019, the Company recorded a liability for lease costs of campus and non-campus facilities that are not currently in use (see Note 5). For facilities still in use, the Company recorded rent expense on a straight-line basis over the initial term of a lease. The difference between the rent payment and the straight-line rent expense was recorded as a liability. Upon adoption of ASC 842, these liability balances were netted against the ROU asset recognized on January 1, 2019. As such, there are no long-term liability balances for deferred rent and loss on facilities not in use as of December 31, 2019. At December 31, 2018 and 2019, the Company had $1.9 million and $2.1 million, respectively, included in the deferred rent and other facility costs balances, which relate to asset retirement obligations for lease agreements requiring the leased premises to be returned in a predetermined condition.

Deferred Payments Related to Acquisitions

In connection with previous acquisitions, the Company acquired certain assets and entered into deferred payment arrangements with the sellers. The deferred payment arrangements are valued at approximately $3.1 million and $2.2 million as of December 31, 2018 and 2019, respectively. In addition, one of the sellers contributed $2.8 million to the Company representing the seller’s continuing interest in the assets acquired.

Lease Incentives

In conjunction with the opening of new campuses or renovation of existing campuses, the Company, in some instances, was reimbursed by the lessors for improvements made to the leased properties. Prior to the adoption of ASC 842 on January 1, 2019, the underlying assets were capitalized as leasehold improvements and a liability was established for the reimbursements in accordance with ASC 840-20. The leasehold improvements and the liability are amortized on a straight-line basis over the corresponding lease terms, which generally range from five years to ten years. Upon adoption of ASC 842, the liability balance associated with the reimbursement was netted against the ROU asset recognized on January 1, 2019. As such, there is no lease incentive long-term liability balance as of December 31, 2019.

15.   Other Employee Benefit Plans

The Company sponsors the Strayer Education, Inc. 401(k) Plan and the Capella Education Company Retirement Savings Plan which, collectively, cover all eligible employees of the Company. Effective January 1, 2020, participants may voluntarily contribute up to $19,500 of their base compensation annually. Discretionary contributions were made by the Company to participants of the Strayer Education, Inc. 401(k) Plan matching 50% of employee deferrals up to a maximum of 3% of the employee’s annual salary. Under the Capella Education Company Retirement Savings Plan, the Company matches 100% on the first 2%, and 50% on the next 4%, of the employee contributions. The Company’s contributions to these plans totaled $1.3 million, $3.5 million and $7.2 million for the years ended December 31, 2017, 2018, and 2019, respectively.

In May 1998, the Company adopted the Strayer Education, Inc. Employee Stock Purchase Plan (“ESPP”). Under the ESPP, eligible employees may purchase shares of the Company’s common stock, subject to certain limitations, at 90% of its market value at the date of purchase. Purchases are limited to 10% of an employee’s eligible compensation. The aggregate number of shares of common stock that may be made available for purchase by participating employees under the ESPP is 2,500,000 shares. Shares purchased in the open market for employees for the years ended December 31, 2017, 2018, and 2019 were as follows+:

	Shares	Average price
	purchased	per share
2017	4,718	$77.05
2018	4,647	$100.34
2019	4,918	$126.83

16.   Stock Repurchase Plan

In November 2003, the Company’s Board of Directors authorized the Company to repurchase up to an aggregate of $15 million in value of common stock in open market purchases from time to time at the discretion of the Company’s management depending on market conditions and other corporate considerations. The Company’s Board of Directors amended the program on various dates, increasing the repurchase amount authorized and extending the expiration date. At December 31, 2019, $70 million of the Company’s share repurchase authorization was remaining and in February 2020 the Board of Directors increased its authorization for share repurchases to $250 million through December 31, 2020. All of the Company’s share repurchases were effected in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended. This stock repurchase plan may be modified, suspended, or terminated at any time by the Company without notice.

Repurchases of common stock are recorded as a reduction to additional paid-in capital. To the extent additional paid-in capital had been reduced to zero through stock repurchases, retained earnings was then reduced. No shares were repurchased on the open market under the stock repurchase plan during each of the three years ended December 31, 2017, 2018, and 2019.

17.   Commitments and Contingencies

The Universities participate in various federal student financial assistance programs which are subject to audit by agencies, including the Department of Education, the Veterans Administration, and the Department of Defense. Management believes that the potential effects of audit adjustments, if any, for the periods currently under audit will not have a material adverse effect, individually or in the aggregate, on the Company’s consolidated financial position, results of operations, or cash flows.

18.   Income Taxes

On December 22, 2017, the Tax Cuts and Jobs Act (the “2017 Act”) was signed into law, enacting a broad range of tax reform legislation affecting businesses, including reducing the corporate tax rate from 35% to 21% for tax years beginning after December 31, 2017. The company recognized the income tax effects of the 2017 Act in accordance with Staff Accounting Bulletin No. 118 and revalued its federal deferred tax assets based upon the new 21% rate, which resulted in an $11.4 million provisional charge recorded to income tax expense during the year ended December 31, 2017. During 2018, the Company completed the accounting for all of the enactment-date income tax effects of the 2017 Act and recognized a $1.2 million tax benefit related to adjustments to the provisional amount recorded as of December 31, 2017.

The 2017 Act also allows for immediate full expensing for property placed in service after September 27, 2017 and before January 1, 2023. The Company made the election to accelerate these deductions for the year ended December 31, 2017 tax returns. In addition, the 2017 Act places limitations on the deductibility of certain executive compensation awards in the future.

In February 2019, to align compensation and benefit plans after completion of the merger with CEC, the Compensation Committee of the Company’s Board of Directors took action to terminate all deferred compensation arrangements, including for employees already participating in such arrangements. These changes affect the tax deductibility of certain arrangements, which resulted in a discrete item recorded during the three months ended March 31, 2019, reducing the Company’s deferred tax assets by $11.5 million, and increasing the Company’s 2019 effective tax rate and future cash tax payments.

The income tax provision (benefit) for the years ended December 31, 2017, 2018 and 2019 is summarized below (in thousands):

	2017	2018	2019
Current:
Federal	$21,156	$9,069	$37,878
State	4,477	3,785	11,584
Total current	25,633	12,854	49,462
Deferred:
Change in federal tax rate due to the 2017 Act	11,375	—	—
Federal	(3,193)	(13,381)	(7,009)
State	(1,781)	(2,941)	133
Total deferred	6,401	(16,322)	(6,876)
Total provision (benefit) for income taxes	$32,034	$(3,468)	$42,586

The tax effects of the principal temporary differences that give rise to the Company’s net deferred tax asset (liability) are as follows as of December 31, 2018 and 2019 (in thousands):

	2018	2019
Deferred leasing costs	$1,673	$27,074
Allowance for doubtful accounts	7,943	8,884
Contract liabilities	6,107	8,139
Stock-based compensation	19,834	6,322
Capital loss carryforward	4,174	4,459
Other	3,650	1,955
Other facility-related costs	2,080	489
Intangible assets	(82,022)	(65,777)
Right-of-use lease assets	—	(21,673)
Property and equipment	(18,441)	(13,120)
Valuation allowance	(4,356)	(4,694)
Net deferred tax asset (liability)	$(59,358)	$(47,942)

The valuation allowance for deferred tax assets as of December 31, 2018 and 2019 was $4.4 million and $4.7 million, respectively, and is primarily related to capital loss carryforwards acquired in the merger with CEC. The Company concluded that it was more likely than not that the deferred tax asset for the capital loss carryforward would not be realized due to a lack of history of recognizing capital gains.

As of December 31, 2018 and 2019, the Company’s liabilities for unrecognized tax benefits are included in other long-term liabilities in the consolidated balance sheets. Interest and penalties, including those related to uncertain tax positions, are included in the provision for income taxes in the consolidated statements of income. The Company recognized $12,000 and $145,000 of expense related to interest and penalties in 2018 and 2019, respectively. The total amount of interest and penalties included in the consolidated balance sheets was $36,000 and $119,000 as of December 31, 2018 and 2019, respectively.

The following table summarizes changes in unrecognized tax benefits, excluding interest and penalties, for the respective periods (in thousands):

	Year Ended December 31,
	2018	2019
Beginning unrecognized tax benefits	$—	$624
Additions for tax positions taken in the prior year	—	845
Additions from merger	687	—
Reductions for tax positions taken in prior years	(63)	(304)
Ending unrecognized tax benefits	$624	$1,165

The Company does not anticipate significant changes to unrecognized tax benefits within the next 12 months. As of December 31, 2019, $1.0 million of the Company’s total unrecognized tax benefits would favorably affect the Company’s effective tax rate, if recognized.

A reconciliation between the Company’s statutory tax rate and the effective tax rate for the years ended December 31, 2017, 2018, and 2019 is as follows:

	2017	2018	2019
Statutory federal rate	35.0%	21.0%	21.0%
State income taxes, net of federal benefits	4.2	(1.4)	4.6
Adjustment to deferred tax assets as a result of the 2017 Act	21.8	—	—
Termination of deferred compensation arrangements	—	—	9.2
Transaction costs	5.2	(6.2)	—
Adjustments to contingent consideration	(5.0)	—	—
Excess tax benefit on share-based compensation	—	15.5	(2.6)
Impairment of intangible assets	—	(15.3)	—
Acceleration of deductions due to change in tax law	—	6.4	—
Other	(0.4)	(1.9)	2.2
Effective tax rate	60.8%	18.1%	34.4%

Cash payments for income taxes were $26.2 million, $13.4 million, and $48.8 million in 2017, 2018, and 2019, respectively.

19.   Other Investments

At December 31, 2019, the Company held $15.8 million in investments in certain limited partnerships that invest in various innovative companies in the health care and education-related technology fields. The Company has commitments to invest up to an additional $2.2 million across these partnerships through 2027. The Company’s investments range from 3%-5% of any partnership’s interest and are accounted for under the equity method.

The following table illustrates changes in the Company’s limited partnership investments for the years ended December 31, 2018 and 2019 (in thousands):

	2018	2019
Limited partnership investments, beginning of period	$—	$13,449
Additions from merger	12,803	—
Capital contributions	737	1,035
Pro-rata share in the net income of limited partnerships	(91)	2,337
Distributions	—	(1,026)
Limited partnership investments, end of period	$13,449	$15,795

20.   Segment Reporting

Strategic Education is an educational services company that provides access to high-quality education through campus-based and online post-secondary education offerings, as well as through programs to develop job-ready skills for high-demand markets. Strategic Education’s portfolio of companies is dedicated to closing the skills gap by placing adults on the most direct path between learning and employment.

During the first quarter of fiscal year 2020, the Company changed its organizational structure resulting in two reportable segments: Strayer University segment and Capella University segment, each of which meets the quantitative thresholds to qualify as reportable segments. As a result, the Company has retrospectively recast the tables below to reflect its new segment structure. The Strayer University segment is comprised of Strayer University, including its programs offered through the Jack Welch Management Institute, and DevMountain and Hackbright Academy; the Capella University segment consists of Capella University and Sophia Learning.

Revenue and operating expenses are generally directly attributable to the segments. Inter-segment revenues are not presented separately, as these amounts are immaterial. The Company’s Chief Operating Decision Maker does not evaluate operating segments using asset information.

A summary of financial information by reportable segment (in thousands) for the years ended December 31, 2017, 2018, and 2019 is presented in the following table:

	2017	2018	2019
Revenues
Strayer University	$454,851	$477,839	$536,969
Capella University	—	156,346	460,168
Consolidated revenues	$454,851	$634,185	$997,137
Income (loss) from operations
Strayer University	$56,576	$62,294	$103,409
Capella University	—	6,314	90,713
Amortization of intangible assets	—	(25,694)	(61,667)
Merger and integration costs	(11,879)	(45,745)	(21,923)
Fair value adjustments and impairment of intangible assets	7,512	(19,909)	—
Consolidated income (loss) from operations	$52,209	$(22,740)	$110,532

The following table presents a schedule of significant non-cash items included in segment income (loss) from operations by reportable segment (in thousands):

	2017	2018	2019
Depreciation and amortization
Strayer University	$18,733	$20,427	$23,956
Capella University	—	7,693	18,837
Amortization of intangible assets	—	25,694	61,667
Merger and integration costs	—	729	401
Consolidated depreciation and amortization	$18,733	$54,543	$104,861
Stock-Based compensation
Strayer University	$11,627	$11,759	$5,971
Capella University	—	1,531	5,822
Merger and integration costs	—	2,242	367
Consolidated stock-based compensation	$11,627	$15,532	$12,160

21.   Summarized Quarterly Financial Data (Unaudited)

Quarterly financial information for 2018 and 2019 is as follows (in thousands except per share data):

	Quarter
2018	First	Second	Third	Fourth
Revenues	$116,469	$114,668	$160,945	$242,103
Income from operations	11,328	4,184	(57,127)	18,875
Net income (loss)	9,467	5,188	(52,781)	22,455
Net income (loss) per share:
Basic	$0.88	$0.48	$(2.97)	$1.05
Diluted	$0.84	$0.46	$(2.97)	$1.02

	Quarter
2019	First	Second	Third	Fourth
Revenues	$246,508	$245,110	$241,747	$263,772
Income from operations	25,723	27,596	20,000	37,213
Net income	11,500	24,409	16,692	28,537
Net income per share:
Basic	$0.53	$1.12	$0.77	$1.31
Diluted	$0.52	$1.10	$0.75	$1.29

22.   Litigation

The Company is involved in litigation and other legal proceedings arising out of the ordinary course of its business. From time to time, certain matters may arise that are other than ordinary and routine. The outcome of such matters is uncertain and the Company may incur costs in the future to defend, settle, or otherwise resolve them. The Company currently believes that the ultimate outcome of such matters will not, individually or in the aggregate, have a material adverse effect on its consolidated financial position, results of operations or cash flows. However, depending on the amount and timing, an unfavorable resolution of some or all of these matters could materially affect future results of operations in a particular period.

23.   Regulation

Gainful Employment

Under the Higher Education Act, a proprietary institution offering programs of study other than a baccalaureate degree in liberal arts (for which there is a limited statutory exception) must prepare students for gainful employment in a recognized occupation. The Department of Education has published final regulations related to gainful employment that went into effect on July 1, 2015 (the “2015 Regulations”), with the exception of new disclosure requirements, which generally went into effect January 1, 2017, but which were delayed, to some extent, until July 1, 2019.

The 2015 Regulations included two debt-to-earnings measures, consisting of an annual income rate and a discretionary income rate. The annual income rate measured student debt in relation to earnings, and the discretionary income rate measured student debt in relation to discretionary income. A program passed if the program’s graduates:

●	have an annual income rate that does not exceed 8%; or
●	have a discretionary income rate that does not exceed 20%.

In addition, a program that did not pass either of the debt-to-earnings metrics and had an annual income rate between 8% and 12%, or a discretionary income rate between 20% and 30%, was considered to be in a warning zone. A program failed if the program’s graduates had an annual income rate of 12% or greater and a discretionary income rate of 30% or greater. A program became Title IV-ineligible for three years if it failed both metrics for two out of three consecutive years, or failed to pass at least one metric for four consecutive award years. On January 8, 2017, Strayer University and Capella University received their final

2015 debt-to-earnings measures. None of Strayer University or Capella University programs failed the debt-to-earnings metrics. Two active Strayer University programs, the Associate in Arts in Accounting and Associate in Arts in Business Administration, and one active Capella University program, the Masters of Science in Marriage and Family Counseling/Therapy, were “in the zone,” which means each of those three programs remained fully eligible. The Department has not yet released 2016 debt-to-earnings measures.

On July 1, 2019, the Department of Education released final gainful employment regulations, which contain a full repeal of the 2015 Regulations, including all debt measures, reporting, disclosure, and certification requirements. Per the Department of Education’s Master Calendar, these rules go into effect July 1, 2020. However, the Secretary used her authority under the HEA to allow institutions to implement the new rules early as of July 1, 2019. Those institutions that implement early are not required to report gainful employment data for the 2018-2019 award year, are not required to comply with gainful employment disclosure and template publication requirements, and are not required to comply with the regulation’s certification requirements with respect to programmatic accreditation and program satisfaction of prerequisites for professional licensure/state certification. Both Capella University and Strayer University have elected to implement the July 2019 regulations early and have documented their decision to do so as required by the Department of Education.

The Clery Act

Strayer University and Capella University must comply with the campus safety and security reporting requirements as well as other requirements in the Jeanne Clery Disclosure of Campus Security Policy and Campus Crime Statistics Act (the “Clery Act”), including changes made to the Clery Act by the Violence Against Women Reauthorization Act of 2013. On October 20, 2014, the Department promulgated regulations, effective July 1, 2015, implementing amendments to the Clery Act. In addition, the Department has interpreted Title IX to categorize sexual violence as a form of prohibited sex discrimination and to require institutions to follow certain disciplinary procedures with respect to such offenses. Failure by Strayer University or Capella University to comply with the Clery Act or Title IX requirements or regulations thereunder could result in action by the Department fining Strayer University or Capella University, or limiting or suspending its participating in Title IV programs, could lead to litigation, and could harm Strayer University or Capella University’s reputation. The Company believes that Strayer University and Capella University are in compliance with these requirements.

Compliance Reviews

Strayer University and Capella University are subject to announced and unannounced compliance reviews and audits by various external agencies, including the Department of Education, its Office of Inspector General (“ED OIG”), state licensing agencies, and accrediting agencies. The Higher Education Act and Department of Education regulations also require an institution to submit annually to the Secretary of Education a compliance audit of its administration of Title IV programs conducted by an independent certified public accountant in accordance with Generally Accepted Government Auditing Standards and applicable ED OIG audit guides. For fiscal years beginning after June 30, 2016, the Universities must submit such audits that have been conducted in accordance with a revised guide for audits of proprietary schools that was issued by the ED OIG in September 2016. In addition, to enable the Secretary of Education to make a determination of financial responsibility, an institution must submit annually to the Secretary of Education audited financial statements prepared in accordance with Department of Education regulations.

In June 2019, the Department of Education conducted an announced, on-site program review at Capella University, focused on Capella University’s FlexPath program. The review covered the 2017-2018 and 2018-2019 federal financial aid years. The program review has not concluded. In general, after the Department of Education conducts its site visit and reviews data supplied by the institution, it sends the institution a program review report. The institution has the opportunity to respond to any findings in the report. The Department of Education then issues a Final Program Review Determination, which identifies any liabilities. The institution may appeal any monetary liabilities specified in the Final Program Review Determination.

Program Participation Agreement

Each institution participating in Title IV programs must enter into a Program Participation Agreement with the Department. Under the agreement, the institution agrees to follow the Department’s rules and regulations governing Title IV programs. On October 11, 2017, the Department and Strayer University executed a new Program Participation Agreement, approving Strayer University’s continued participation in Title IV programs with full certification through June 30, 2021.

As a result of the August 1, 2018 merger, Capella University experienced a change of ownership, with the Company as its new owner. On January 18, 2019, consistent with standard procedure upon a Title IV institution’s change of ownership, the Department and Capella University executed a new Program Participation Agreement, approving Capella’s continued participation in Title IV programs with provisional certification through December 31, 2022. As is typical, the Provisional Program Participation Agreement subjects Capella University to certain requirements during the period of provisional certification, including that Capella must apply for and receive approval from the Department in connection with establishing new locations or the addition of new Title IV-eligible educational programs.

24. Subsequent Events (Unaudited)

On July 29, 2020, the Company announced it entered into a definitive agreement to acquire the Australia and New Zealand operations of Laureate Education, Inc. The transaction is valued at approximately $642.7 million, subject to potential adjustments, and has been unanimously approved by the Boards of Directors of both companies. The transaction is subject to the satisfaction of certain customary closing conditions and regulatory approvals and is expected to close by the first quarter of 2021. The Company has received commitments from its lenders to expand its existing revolving credit facility from $250 million to $350 million concurrently with the close of the transaction.